
                                                                    EXHIBIT 2.1

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                 BY AND AMONG

                          ACCELERATED NETWORKS, INC.,

                            ODIN ACQUISITION CORP.

                                      AND

                              OCCAM NETWORKS INC.

                         Dated as of November 9, 2001

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                               TABLE OF CONTENTS

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ARTICLE I THE MERGER...................................................   1

1.1  The Merger........................................................   1
1.2  Effective Time; Closing...........................................   1
1.3  Effect of the Merger..............................................   2
1.4  Articles of Incorporation and Bylaws; Directors and Officers......   2
1.5  Effect on Capital Stock...........................................   2
1.6  Surrender of Certificates.........................................   3
1.7  No Further Ownership Rights in Occam Stock........................   4
1.8  Lost, Stolen or Destroyed Certificates............................   5
1.9  Dissenting Shares.................................................   5
1.10 Further Action....................................................   5
1.11 Certain Definitions...............................................   5
1.12 Tax Consequences..................................................   6

ARTICLE II REPRESENTATIONS AND WARRANTIES OF OCCAM.....................   6

2.1  Organization; Standing and Power; Charter Documents; Subsidiaries.   6
2.2  Occam Capital Structure...........................................   7
2.3  Authority; Non-Contravention; Necessary Consents..................   8
2.4  Occam Financial Statements; Undisclosed Liabilities...............   9
2.5  Absence of Certain Changes or Events..............................  10
2.6  Taxes.............................................................  10
2.7  Intellectual Property.............................................  11
2.8  Compliance; Permits...............................................  11
2.9  Litigation........................................................  11
2.10 Contracts.........................................................  12
2.11 Employee Matters and Benefit Plans................................  12
2.12 Real Property.....................................................  15
2.13 Insurance.........................................................  16
2.14 Disclosure........................................................  16
2.15 Board Approval....................................................  16
2.16 Related Party Transactions........................................  16
2.17 Environmental Matters.............................................  17
2.18 Brokers' and Finders' Fees........................................  17

ARTICLE III REPRESENTATIONS AND WARRANTIES OF ANI......................  17

3.1  Organization; Standing and Power; Charter Documents; Subsidiaries.  17
3.2  ANI Capital Structure.............................................  17
3.3  Authority; Non-Contravention; Necessary Consents..................  18
3.4  ANI SEC Filings; ANI Financial Statements; Undisclosed Liabilities  19
3.5  Absence of Certain Changes or Events..............................  19
3.6  Taxes.............................................................  20
3.7  Intellectual Property.............................................  21
3.8  Compliance; Permits...............................................  21
3.9  Litigation........................................................  21
3.10 Brokers' and Finders' Fees........................................  21
3.11 Contracts.........................................................  21
3.12 Employee Matters and Benefit Plans................................  22
3.13 Real Property.....................................................  24
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   3.14    Insurance................................................................................  25
   3.15    Disclosure...............................................................................  25
   3.16    Board Approval...........................................................................  25
   3.17    Related Party Transactions...............................................................  25
   3.18    Environmental Matters....................................................................  26
   3.19    Fairness Opinion.........................................................................  26

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME......................................................  26

   4.1     Conduct of Business by ANI...............................................................  26
   4.2     Conduct of Business by Occam.............................................................  28

ARTICLE V ADDITIONAL AGREEMENTS.....................................................................  29

   5.1     Prospectus/Proxy Statement; Registration Statement.......................................  29
   5.2     Meetings of Stockholders and Shareholders; Board Recommendation..........................  29
   5.3     Acquisition Proposals....................................................................  31
   5.4     Occam Acquisition Proposals..............................................................  33
   5.5     Confidentiality; Access to Information; No Modification of Representations, Warranties or
           Covenants................................................................................  34
   5.6     Public Disclosure........................................................................  34
   5.7     Regulatory Filings; Reasonable Efforts...................................................  34
   5.8     Notification of Certain Matters..........................................................  36
   5.9     Third-Party Consents.....................................................................  36
   5.10    Stock Options and Warrants...............................................................  36
   5.11    Indemnification of Officers and Directors................................................  37
   5.12    Directors and Officers of ANI After the Effective Time...................................  37
   5.13    Nasdaq Listing...........................................................................  38
   5.14    Tax Matters..............................................................................  38
   5.15    Conversion of Occam Preferred Stock......................................................  38
   5.16    Employment of Continuing Employees.......................................................  38

ARTICLE VI CONDITIONS TO THE MERGER.................................................................  38

   6.1     Conditions to Obligations of Each Party to Effect the Merger.............................  38
   6.2     Additional Conditions to Obligations of Occam............................................  39
   6.3     Additional Conditions to the Obligations of ANI..........................................  39

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER.......................................................  40

   7.1     Termination..............................................................................  40
   7.2     Notice of Termination; Effect of Termination.............................................  42
   7.3     Fees and Expenses........................................................................  42
   7.4     Amendment................................................................................  43
   7.5     Extension; Waiver........................................................................  43

ARTICLE VIII........................................................................................  44

   8.1     Non-Survival of Representations and Warranties...........................................  44
   8.2     Notices..................................................................................  44
   8.3     Interpretation...........................................................................  44
   8.4     Counterparts.............................................................................  45
   8.5     Entire Agreement; Third-Party Beneficiaries..............................................  45
   8.6     Severability.............................................................................  45
   8.7     Other Remedies; Specific Performance.....................................................  46
   8.8     Governing Law............................................................................  46
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   8.9         Rules of Construction.........................................  46
   8.10        Assignment....................................................  46
   8.11        Waiver of Jury Trial..........................................  46

Exhibit A-1    Form of Voting Agreement for ANI stockholders
Exhibit A-2    Form of Voting and Conversion Agreement for Occam shareholders
Exhibit B-1    Form of Lock-up Agreement for ANI stockholders
Exhibit B-2    Form of Lock-up Agreement for Occam shareholders
Exhibit C      Form of Funding Agreement

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

   This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION is made and entered into as of November 9, 2001, by and among Accelerated Networks, Inc., a Delaware corporation ("ANI"), Odin Acquisition Corp., a California corporation and wholly-owned subsidiary of ANI (the "Merger Sub"), and Occam Networks Inc., a California corporation ("Occam").

                                   RECITALS

   A. The Boards of Directors of each of ANI, Merger Sub and Occam have approved, and deem it advisable and in the best interests of their respective corporations and stockholders to consummate, the business combination transaction provided for herein in which Merger Sub would merge with and into Occam.

   B. ANI and Occam desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

   C. Concurrently with the execution of this Agreement, and as a condition and inducement to the parties' willingness to enter into this Agreement, certain stockholders of ANI are entering into voting agreements in the form of Exhibit A-1 attached hereto and certain shareholders of Occam are entering into voting and conversion agreements in the form of Exhibit A-2 attached hereto (collectively, the "Voting Agreements").

   D. Concurrently with the execution of this Agreement, and as a condition and inducement to the parties' willingness to enter this Agreement, certain stockholders of ANI are entering into lock-up agreements in the form of Exhibit B-1 attached hereto and certain shareholders of Occam are entering into lock-up agreements in the form of Exhibit B-2 attached hereto (the "Lock-up Agreements").

   E. Concurrently with the execution of this Agreement, ANI and Occam are entering into a Funding Agreement in the form of Exhibit C attached hereto.

   F. For Federal income tax purposes for the shareholders of Occam, the parties intend that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 354(a) of the Code.

   NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                  THE MERGER

   1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of California Law, Merger Sub shall be merged with and into Occam (the "Merger"), the separate corporate existence of Merger Sub shall cease and Occam shall continue as the surviving corporation. Occam, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

   1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing an agreement of merger with the Secretary of State of the State of California (the "Agreement of Merger") in accordance with the relevant provisions of the California General Corporation Law ("California Law") (the time of such filing (or such later time as may be agreed in writing by

Occam and ANI and specified in the Agreement of Merger) being the "Effective Time") as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in
Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

   1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

   1.4 Articles of Incorporation and Bylaws; Directors and Officers.

      (a) At the Effective Time, the Articles of Incorporation of Occam, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation of the Surviving Corporation, provided that, the name of the Surviving Corporation shall be designated by Occam prior to the mailing of the Prospectus/Proxy Statement (as defined in Section 5.12) to the stockholders of ANI. The Bylaws of Occam, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

      (b) At the Effective Time, Kumar Shah shall become the sole director of the Surviving Corporation and the officers of Occam shall become the officers of the Surviving Corporation.

   1.5 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Occam or any shareholders of Occam, the following shall occur:

      (a) Occam Common Stock. Each share of the common stock, no par value per share, of Occam ("Occam Common Stock") issued and outstanding immediately prior to the Effective Time including shares of Occam Common Stock to be issued upon the conversion of all outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of Occam (collectively the "Occam Preferred Stock") immediately prior to the Effective Time, but excluding any shares of Occam Common Stock to be canceled pursuant to Section 1.5(b) or which constitute "dissenting shares" as described in Section 1.9, will be canceled and extinguished and automatically converted into the right to receive a number of shares of common stock, par value $0.001 per share, of ANI ("ANI Common Stock") equal to the Exchange Ratio (as defined in Section 1.11 hereof) and cash in lieu of fractional shares pursuant to Section 1.5(f).

      (b) Cancellation of Treasury Stock. Each share of Occam Common Stock held by Occam or any direct or indirect wholly-owned subsidiary of Occam immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

      (c) Stock Options and Warrants. At the Effective Time, all options to purchase Occam Common Stock then outstanding and unexercised under Occam's 1999 Stock Plan (the "Occam Stock Option Plan") shall be assumed by ANI in accordance with Section 5.10. At the Effective Time, all warrants to purchase shares of Occam's capital stock then outstanding and unexercised shall be assumed by ANI in accordance with Section 5.10.

      (d) Stock of Merger Sub. Each share of the common stock, no par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

      (e) Restricted Stock. If any shares of Occam capital stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Occam or under which Occam has any rights, then the shares of ANI Common Stock issued in exchange for such shares of Occam capital stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of ANI Common Stock may accordingly be marked with appropriate legends. Occam shall take all action that may be necessary to ensure that, from and after the Effective Time, ANI is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

      (f) No Fractional Shares. No fractional shares of ANI Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Occam capital stock who would otherwise be entitled to receive a fraction of a share of ANI Common Stock (after aggregating all fractional shares of ANI Common Stock issuable to such holder) shall, in lieu of such fraction of a share and, upon surrender of such holder's Certificate(s) (as defined in Section 1.6(c)), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the ANI Stock Price (as defined in Section 1.11) on the last trading day immediately prior to the Effective Time.

   1.6 Surrender of Certificates.

      (a) Exchange Agent. ANI shall select an institution reasonably satisfactory to Occam to act as the exchange agent (the "Exchange Agent") in the Merger.

      (b) ANI to Provide Common Stock. Promptly after the Effective Time, ANI shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of ANI Common Stock issuable and cash payable in lieu of fractional shares pursuant to Section 1.5 in exchange for outstanding shares of Occam Common Stock. In addition, ANI shall make available as necessary from time to time after the Effective Time as needed, cash in an amount sufficient for any dividends or distributions which holders of shares of Occam Common Stock may be entitled pursuant to Section 1.6(d). Any cash and ANI Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

      (c) Exchange Procedures. Promptly after the Effective Time, ANI shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Occam Common Stock (including shares of Occam Common Stock to be issued upon the conversion of all Occam Preferred Stock immediately prior to the Effective Time) and any dividends or other distributions pursuant to Section 1.6(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as ANI may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of ANI Common Stock and any dividends or other distributions pursuant to Section 1.6(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by ANI, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor the number of shares of ANI Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 1.5(a), cash in lieu of fractional shares pursuant to Section 1.5(f) and any dividends or distributions payable pursuant to Section 1.6(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of shares of ANI Common Stock into which such shares of Occam Common Stock (including shares of Occam Common Stock to be issued upon the conversion of all Occam Preferred Stock immediately prior to the Effective Time) shall have been so converted, cash in lieu of fractional shares pursuant to Section 1.5(f) and the right to receive any dividends or distributions payable pursuant to
   Section 1.6(d).

      (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date hereof with respect to ANI Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of ANI Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates.

      (e) Transfers of Ownership. If shares of ANI Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons (as defined in Section 8.3(c)) requesting such exchange will have paid to ANI or any agent designated by it any transfer or other Taxes (as defined in Section 2.6) required by reason of the issuance of shares of ANI Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of ANI or any agent designated by it that such Tax has been paid or is not payable.

      (f) Required Withholding. Each of the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Occam Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement (as defined in Section 2.2(c)). To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

      (g) No Liability. Notwithstanding anything to the contrary in this
   Section 1.6, neither the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of ANI Common Stock or Occam Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by ANI on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to Occam stockholders pursuant to this Article I. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Occam stockholders pursuant to this Article I shall promptly be paid to ANI.

      (i) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates six (6) months after the Effective Time shall, at ANI's request, be delivered to ANI and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.6 shall after such delivery to ANI look only to ANI for the shares of ANI Common Stock pursuant to Section 1.5(a), cash in lieu of fractional shares pursuant to Section 1.5(f) and any dividends or other distributions pursuant to Section 1.6(d) with respect to the shares of Occam Common Stock (including shares of Occam Common Stock to be issued upon the conversion of all Occam Preferred Stock immediately prior to the Effective Time) formerly represented thereby. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Occam Common Stock (including shares of Occam Common Stock to be issued upon the conversion of all Occam Preferred Stock immediately prior to the Effective Time) immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 2.3(c)) shall, to the extent permitted by law, become the property of ANI free and clear of any claims or interest of any Person previously entitled thereto.

   1.7 No Further Ownership Rights in Occam Stock. All shares of ANI Common Stock issued upon the surrender for exchange of shares of Occam Common Stock (including shares of Occam Common Stock to be issued upon the conversion of all Occam Preferred Stock immediately prior to the Effective Time) in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.5(f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Occam Common Stock (including shares of Occam Common Stock to be issued upon the conversion of all Occam Preferred Stock immediately prior to the Effective Time), and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Occam Common Stock and Occam Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

   1.8 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of ANI Common Stock and any dividends or distributions payable pursuant to Section 1.6(d); provided, however, that ANI may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to indemnify against any claim that may be made against ANI, Occam or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

   1.9 Dissenting Shares.

      (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of Occam that, as of the Effective Time, are or may become "dissenting shares" within the meaning of Section 1300(b) of California Law shall not be converted into or represent the right to receive ANI Common Stock in accordance with Section 1.5(a), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Chapter 13 of California Law; provided, however, that if the status of any such shares as "dissenting shares" shall not be perfected, or if any such shares shall lose their status as "dissenting shares," then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) ANI Common Stock in accordance with Section 1.5(a).

      (b) Occam shall give ANI (i) prompt notice of any written demand received by Occam prior to the Effective Time to require Occam to purchase shares of capital stock of Occam pursuant to Chapter 13 of California Law and of any other demand, notice or instrument delivered to Occam prior to the Effective Time pursuant to California Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. Occam shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand.

   1.10 Further Action. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Occam, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Occam, any other actions to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

   1.11 Certain Definitions.

      For purposes of this Agreement:

          "ANI Stock Price" shall mean the closing price of a share of ANI Common Stock, as reported on the Nasdaq National Market for a given date.

          "ANI Common Equivalent Number" shall mean the sum of (A) the aggregate number of shares of ANI Common Stock that are outstanding immediately prior to the Effective Time, (B) 4,720,461 shares of ANI Common Stock (representing an agreed portion of the shares of ANI Common Stock that are purchasable under or otherwise subject to all options to purchase shares of ANI Common Stock that are outstanding as of the date hereof) reduced by the number of shares of ANI Common Stock (if any) that are actually issued prior to the Effective Time upon the exercise of options to purchase shares of ANI Common Stock issued prior to the date hereof with exercise prices of less than $1.00 per share, (C) the aggregate number of shares of ANI Common Stock that are purchasable under or otherwise subject to all options and warrants to purchase shares of ANI Common Stock that are issued after the date hereof and prior to the Effective Time (if any) and that are outstanding immediately prior to the Effective Time, and (D) the aggregate number of shares of ANI Common Stock that are issuable upon the conversion of all other convertible securities of ANI that are outstanding or deemed outstanding immediately prior to the Effective Time (excluding all options and warrants to purchase shares of ANI Common Stock).

          "Exchange Ratio" shall mean a fraction whose numerator is the Merger Consideration and whose denominator is the Occam Common Equivalent Number.

          "Merger Consideration" shall mean the number of shares of ANI Common Stock equal to the product of 2.125 and the ANI Common Equivalent Number.

          "Occam Common Equivalent Number" shall mean the sum of (A) the aggregate number of shares of Occam Common Stock that are outstanding immediately prior to the Effective Time (including shares of Occam Common Stock to be issued upon the conversion of all Occam Preferred Stock immediately prior to the Effective Time and shares of Occam Common Stock issued or to be issued pursuant to the First Financing (as defined in Section 2.4)), (B) the aggregate number of shares of Occam Common Stock that are purchasable under or otherwise subject to all options and warrants to purchase shares of Occam Common Stock that are outstanding or deemed outstanding immediately prior to the Effective Time, (C) the aggregate number of shares of Occam Common Stock that are directly or indirectly issuable upon the conversion of all other convertible securities of Occam that are outstanding or deemed outstanding (including those convertible securities in connection with the Second Financing (as defined in Section 2.4)) immediately prior to the Effective Time (excluding all options and warrants to purchase shares of Occam Common Stock), and (D) the aggregate number of shares of Occam Common Stock or Occam Preferred Stock (or their equivalents) which Occam has entered into any commitment or arrangement to issue (or to issue options or warrants with respect to) prior to the Effective Time, but which are not outstanding immediately prior to the Effective Time.

   1.12 Tax Consequences. It is intended by the parties hereto that in the case of the shareholders of Occam, the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

                                  ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF OCCAM

   Occam represents and warrants to ANI, subject to the exceptions specifically disclosed in writing in the disclosure schedules supplied by Occam to ANI dated as of the date hereof and certified by a duly authorized officer of Occam (the "Occam Schedules"), as follows:

   2.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

      (a) Organization; Standing and Power. Occam is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except (with respect to its good standing status only) where the failure to be in good standing would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3(b)) on Occam, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or to be good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Occam.

      (b) Charter Documents. Occam has delivered or made available to ANI a true and correct copy of the Articles of Incorporation and Bylaws of Occam, each as amended to date (collectively, the "Occam Charter Documents") and each such instrument is in full force and effect. Occam is not in violation of any of the provisions of the Occam Charter Documents.

      (c) Subsidiaries. Occam has no Subsidiaries and does not own any capital stock of, or any equity interest of any nature in, any other Person. For purposes of this Agreement, "Subsidiary," when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

   2.2 Occam Capital Structure.

      (a) Capital Stock. The authorized capital stock of Occam consists of: (i) 42,975,000 shares of Occam Common Stock, no par value per share, of which 6,172,457 shares are issued and outstanding as of the date hereof, (ii) 6,975,000 shares of Series A Preferred Stock, no par value per share, of which 6,975,000 shares are issued and outstanding as of the date hereof,
   (iii) 20,000,000 shares of Series B Preferred Stock, no par value per share, of which 18,141,177 shares were issued and outstanding as of the date hereof, and (iv) 8,000,000 shares of Series C Preferred Stock, no par value per share, of which no shares are issued and outstanding as of the date hereof. All of the outstanding shares of capital stock of Occam have been duly authorized and validly issued, and are fully paid and nonassessable, and except as set forth in Schedule 2.2 of the Occam Schedules, are free of any preemptive rights, rights of participation, rights of maintenance or any similar rights. As of the date hereof, there are no shares of Occam Common Stock held in treasury by Occam. Except as set forth in Schedule 2.2 of the Occam Schedules: (i) none of the outstanding shares of Occam Capital Stock is subject to any right of first refusal in favor of Occam and (ii) there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Occam Common Stock. Occam is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Occam Capital Stock.

      (b) Stock Options and Warrants. As of the date hereof: (i) 11,741,300 shares of Occam Common Stock are subject to issuance pursuant to outstanding options to purchase Occam Common Stock under the Occam Stock Option Plan and 29,500 shares of Occam Stock are subject to issuance pursuant to outstanding options to purchase Occam Common Stock not under the Occam Stock Option Plan (each an "Occam Option") and (ii) 188,235 shares of Occam Series B Preferred Stock are reserved for issuance under warrants to purchase Series B Preferred Stock (the "Occam Preferred Warrants"). All shares of Occam Common Stock and Series B Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Schedule 2.2(b) of the Occam Schedules sets forth the following information with respect to each Occam Option outstanding as of the date of this Agreement: (i) the particular plan (if any) pursuant to which such Occam Option was granted; (ii) the name of the optionee; (iii) the number of shares of Occam Common Stock subject to such Occam Option;
   (iv) the exercise price of such Occam Option; (v) the date on which such Occam Option was granted; and (vi) the applicable vesting schedule. Occam has delivered or made available to ANI accurate and complete copies of all stock option plans pursuant to which Occam has ever granted stock options, and the forms of all stock option agreements evidencing such options.
   Schedule 2.2(b) of the Occam Schedules also sets forth the following information with respect to each Occam Preferred Warrant outstanding as of the date of this Agreement: (i) the name of the holder of such Preferred Warrant; (ii) the number of shares of Series B Preferred Stock subject to such Occam Preferred Warrant; (iii) the exercise price of such Occam Preferred Warrant; (iv) the date on which such Occam Preferred Warrant was issued; and (v) the applicable vesting schedule. Occam has delivered or made available to ANI accurate and complete copies of all warrant agreements evidencing the Occam Preferred Warrants.

      (c) Other Securities. Except as otherwise set forth in this Section 2.2 or in Schedule 2.2 of the Occam Schedules, as of the date hereof, there are no (i) securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Occam is a party or by which it is bound obligating Occam to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Occam, or obligating Occam to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Occam or (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which Occam is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities. All outstanding shares of Occam Common Stock, Occam Preferred Stock and all outstanding options and warrants to acquire Occam capital stock have been issued and granted in compliance with (i) all applicable securities laws and all other applicable Legal Requirements (as defined below) and (ii) all material requirements set forth in applicable Contracts (as defined below). For purposes of this Agreement, "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity. For purposes of this Agreement, "Contract" shall mean any written, oral or other agreement, contact, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

   2.3 Authority; Non-Contravention; Necessary Consents.

      (a) Authority. The execution and delivery of this Agreement and the Funding Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Occam and no other corporate proceedings on the part of Occam are necessary to authorize the execution and delivery of this Agreement or the Funding Agreement or to consummate the Merger and the other transactions contemplated hereby or thereby, other than the approval and adoption of this Agreement and the approval of the Merger by Occam's shareholders and the filing of the Agreement of Merger pursuant to California Law. The affirmative vote of the holders of a majority of the outstanding shares of Occam Preferred Stock (voting as a single class) and the affirmative vote of the holders of a majority of the outstanding shares of Occam Common Stock to approve and adopt this Agreement and approve the Merger are the only votes of the holders of any class or series of Occam capital stock necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby, provided that the approval of the conversion of all outstanding shares of each series of Occam Preferred Stock into Occam Common Stock requires the affirmative vote of the holders of two-thirds 2/3 of the outstanding shares of each such series of Occam Preferred Stock. This Agreement and the Funding Agreement have been duly executed and delivered by Occam and, assuming due execution and delivery by ANI and Merger Sub, constitute the valid and binding obligations of Occam, enforceable against Occam in accordance with their respective terms subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

      (b) Non-Contravention. The execution and delivery of this Agreement and the Funding Agreement by Occam do not, and performance of this Agreement and the Funding Agreement by Occam will not, (i) conflict with or violate the Occam Charter Documents or any resolution adopted by the shareholders, board of directors or a committee of the board of directors of Occam, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by Occam's shareholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.3(c), conflict with or violate any Legal Requirement applicable to Occam or by which Occam or any of its respective properties is bound or affected, (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Occam's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material Lien (as defined below) on any of the material properties or assets of Occam pursuant to, any Occam Material Contract (as defined in Section 2.10), except as set forth in Schedule 2.3(b) of the Occam Schedules, or (iv) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity (as defined below) the right to revoke, withdraw, suspend, cancel, terminate or modify any Occam Permit (as defined in Section 2.8) that is held by Occam or that otherwise relates to the business of Occam or to any of the assets owned or used by Occam. For purposes of this Agreement, "Lien" shall mean any lien, encumbrance, mortgage, pledge, security interest, claim, charge, option or other defect in ownership or title.

      (c) Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity") or any other Person is required to be obtained or made by Occam in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for (i) the filing of the Agreement of Merger with the Secretary of State of the State of California and appropriate documents with the relevant authorities of other states in which Occam and/or ANI are qualified to do business, (ii) the filing of the Prospectus/Proxy Statement (as defined in Section 2.14) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the effectiveness of the Registration Statement (as defined in Section 2.14), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or "blue sky") laws,
   (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not be material to Occam or ANI or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consents, approvals, orders, authorizations, registrations, declarations or filings. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (iv) are referred to herein as the "Regulatory Consents."

   2.4 Occam Financial Statements; Undisclosed Liabilities.

      (a) Occam Financial Statements. Occam has delivered or made available to ANI copies of (a) the audited balance sheet of Occam as of December 31, 2000, together with the related audited statement of operations, stockholders' equity and cash flow for the year ended December 31, 2000 and the notes thereto, and (b) the unaudited balance sheet of Occam as of September 28, 2001, together with the related unaudited statement of operations and cash flow for the nine (9) month period ended September 28, 2001 (collectively, the "Occam Financials"). The Occam Financials were (a) prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and (b) fairly presented in all material respects the financial position of Occam as at the respective dates thereof and the results of Occam's operations and cash flows for the periods indicated (subject to in the case of any unaudited financial statements normal and recurring year-end adjustments). The balance sheet dated as of September 28, 2001 is hereinafter referred to as the "Occam Balance Sheet."

      (b) Except as disclosed in the Occam Financials, Occam does not have any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on Occam, except for liabilities incurred since the date of the Occam Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred pursuant to this Agreement.

      (c) As of the date hereof, Occam has (i) obtained a legally binding commitment from its investors to provide $10,000,000 in equity financing through the sale in a private placement of capital stock to such investors in connection with the Merger (the "First Financing") and (ii) obtained a legally binding commitment from its investors to provide $10,000,000 of funding to ANI after the Effective Time (the "Second Financing"). Occam has provided to ANI true and correct copies of the agreements setting forth the terms of the First and Second Financing and such agreements remain in full force and effect.

   2.5 Absence of Certain Changes or Events. Since the date of the Occam Balance Sheet there has not been: (i) any Material Adverse Effect on Occam;
(ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Occam's capital stock, or any purchase, redemption or other acquisition by Occam of any of Occam's capital stock or any other securities of Occam or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements; or (iii) any split, combination or reclassification of any of Occam's capital stock.

   2.6 Taxes.

      (a) Definition. For the purposes of this Agreement, the term "Tax" or, collectively, "Taxes," shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other person and including any liability for taxes of a predecessor entity.

      (b) Representations. Except where failure of any of the following representations to be true would not have or evidence a Material Adverse Effect on Occam:

          (i) All federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes ("Tax Returns") required to be filed by or on behalf of Occam with any Governmental Entity with respect to any taxable period ending on or before the Closing Date (the "Occam Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in compliance with all applicable Legal Requirements. Except as reserved on Occam Financials, all amounts required to be paid in respect of Occam (whether or not shown on any Tax Returns) due on or before the Closing Date have been or will be paid on or before the Closing Date. Occam has delivered or made available to ANI accurate and complete copies of all Occam Returns filed by or on behalf of Occam since its date of incorporation.

          (ii) The Occam Financials fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. All Taxes incurred since the date of the Occam Balance Sheet have been incurred in the ordinary course of business.

          (iii) No Occam Return has ever been examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any Occam Returns has been granted (by Occam or any other Person), and no such extension or waiver has been requested from Occam.

          (iv) No claim or Proceeding (as defined in Section 2.8) is pending or has been threatened against or with respect to Occam in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Occam with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document that are being contested in good faith by Occam and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of Occam except liens for current Taxes not yet due and payable. Occam has not entered into or become bound by any agreement or consent pursuant to
       Section 341(f) of the Code. Occam has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

          (v) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of Occam that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code. Occam is not, nor has it been, a party to or bound by any tax indemnity agreement, tax-sharing agreement, tax allocation agreement or similar Contract.

          (vi) Occam has no liability for any Tax pursuant to Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of having been a member of any consolidated, combined or unitary group on or before the Closing Date.

          (vii) Occam has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (viii) Occam is in full compliance with all terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreement or order of a territorial or foreign government, and the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions, Tax holiday or other Tax reduction agreement or order.

          (ix) Occam has not taken any action nor does it know of any fact, agreement or plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

   2.7 Intellectual Property. To the knowledge of Occam, the products, services and operations of Occam do not infringe or misappropriate the Intellectual Property (as defined below) of any third party where such infringement or misappropriation, individually or in the aggregate, would be reasonably expected to have a material adverse effect on any material division, business unit or product or service offering of Occam or otherwise have a Material Adverse Effect on Occam. For purposes of this Agreement, "Intellectual Property" shall mean all patents (including, without limitation, all U.S. and foreign patents, patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof), design rights, trademarks, trade names and service marks (whether or not registered), trade dress, Internet domain names, copyrights (whether or not registered) and any renewal rights therefor.

   2.8 Compliance; Permits.

      (a) Compliance. Occam is not in material conflict with, or in material default or in material violation of, any Legal Requirement applicable to Occam or by which Occam or any of its businesses or properties is, or Occam believes is reasonably likely to be, bound or affected. No material investigation or review by any Governmental Entity against Occam is pending or, to Occam's knowledge, has been threatened in a writing delivered to Occam. There is no material judgment, injunction, order or decree binding upon Occam which has or would reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Occam, any acquisition of material property by Occam or the conduct of business by Occam as currently conducted.

      (b) Permits. Occam and its Subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities ("Permits") that are material to and required for the operation of the business of Occam, as currently conducted (collectively, the "Occam Permits"). No suspension or cancellation of any of the Occam Permits is pending or, to the knowledge of Occam, threatened. Occam is in compliance in all material respects with the terms of the Occam Permits.

   2.9 Litigation. There are no claims, suits, actions or proceedings pending or, to the knowledge of Occam, threatened against Occam, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or which would reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to be material to Occam (a "Proceeding").

   2.10 Contracts.

      (a) Occam Material Contracts. Except as otherwise set forth in Schedule
   2.10 of the Occam Schedules, as of the date hereof Occam is not a party to or is bound by any of the following (each, an "Occam Material Contract"):

          (i) any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Occam (assuming Occam were a public company subject to the reporting requirements of the
       SEC);

          (ii) any Contract containing any covenant materially limiting the right of Occam to engage in any line of business or to compete with any Person or granting any exclusive distribution rights;

          (iii) any Contract (other than Contracts evidencing Occam Options)
       (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities of Occam, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities of Occam, or (C) providing Occam with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

          (iv) any Contract that provides for indemnification of any officer, director, employee or agent;

          (v) any Contract incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation; or

          (vi) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which would be reasonably expected to have a have a Material Adverse Effect on Occam or the Surviving Corporation.

      (b) No Breach. All Occam Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Occam. Occam has not violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Occam Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Occam.

   2.11 Employee Matters and Benefit Plans.

      (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.11(a)(i) below (which definition shall apply only to this Section 2.11 and Section 3.12), for purposes of this Agreement, the following terms shall have the meanings set forth below:

          (i) "Affiliate" of a party shall mean any other person or entity under common control with a party within the meaning of Section 414(b),
       (c), (m) or (o) of the Code and the regulations issued thereunder;

          (ii) "COBRA" shall mean the Consolidated Omnibus Budget
       Reconciliation Act of 1985, as amended;

          (iii) "DOL" shall mean the Department of Labor;

          (iv) "Employee" of a party shall mean any current or former or retired employee, consultant or director of a party or an Affiliate of such party;

          (v) "Employee Plan" of a party shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by such party or any Affiliate of such party for the benefit of any Employee, or with respect to which such party or any Affiliate of such party has or may have any liability or obligation.

          (vi) "Employment Agreement" of a party shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between such party or an Affiliate of such party and any Employee of such party;

          (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

          (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

          (ix) "International Employee Plan" of a party shall mean each Employee Plan that has been adopted or maintained by such party or any Affiliate of such party, whether informally or formally, or with respect to which such party or any Affiliate of such Party has or may have any liability, for the benefit of Employees who perform services outside the United States;

          (x) "IRS" shall mean the Internal Revenue Service;

          (xi) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

          (xii) "Occam Employee Plan" shall mean any Employee Plan as it pertains to Occam or any of its Affiliates.

          (xiii) "Occam Employment Agreement" shall mean any Employment Agreement as it pertains to Occam or any of its Affiliates.

          (xiv) "Pension Plan" shall mean each Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

      (b) Schedule. Schedule 2.11(b) of the Occam Schedules contains an accurate and complete list of each Occam Employee Plan and each Occam Employment Agreement. Occam does not have any plan or commitment to establish any new Occam Employee Plan, International Employee Plan (as it pertains to Occam or its Affiliates) or Occam Employment Agreement or to modify any Occam Employee Plan or Occam Employment Agreement (except to the extent required by law or to conform any such Occam Employee Plan or Occam Employment Agreement to the requirements of any applicable law, in each case as previously disclosed to Occam in writing, or as required by this Agreement).

      (c) Documents. Occam has provided or made available to ANI correct and complete copies of: (i) all documents embodying each Occam Employee Plan, and each Occam Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Occam Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Occam Employee Plan; (iv) if the Occam Employee Plan is funded, the most recent annual and periodic accounting of Occam Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Occam Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all communications material to any Employee or Employees relating to any Occam Employee Plan and any proposed Occam Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Occam; (viii) all correspondence to or from any governmental agency relating to any Occam Employee Plan; (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years discrimination tests for each Occam Employee Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Occam Employee Plan.

      (d) Employee Plan Compliance. Except as set forth on Schedule 2.11(d) of the Occam Schedules: (i) Occam has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Occam Employee Plan, and each Occam Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Occam Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Occam Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Occam Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Occam, threatened or reasonably anticipated (other than routine claims for benefits) against any Occam Employee Plan or against the assets of any Occam Employee Plan; (v) each Occam Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to Occam, or any Affiliate of Occam (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Occam, threatened by the IRS or DOL with respect to any Occam Employee Plan; and (vii) neither Occam nor any Affiliate of Occam is subject to any penalty or tax with respect to any Occam Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

      (e) Pension Plan. Neither Occam nor any Affiliate of Occam has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

      (f) Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time has Occam or any Affiliate of Occam contributed to or been obligated to contribute to any Multiemployer Plan. Neither Occam nor any Affiliate of Occam has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

      (g) No Post-Employment Obligations. Except as set forth in Schedule 2.11(g) of the Occam Schedules, no Occam Employee Plan provides, or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and Occam has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health, except to the extent required by statute.

      (h) Health Care Compliance. Neither Occam nor any Affiliate of Occam has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

      (i) Effect of Transaction.

          (i) Except as set forth on Schedule 2.11(i) of the Occam Schedules, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Occam Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

          (ii) Except as set forth on Schedule 2.11(i) of the Occam Schedules, no payment or benefit which will or may be made by Occam or its Affiliates with respect to any Employee or any other "disqualified individual" (as defined in Code Section 280G and the regulations thereunder) will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.

      (j) Employment Matters. Occam: (i) is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees;
   (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and
   (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against ANI under any worker's compensation policy or long-term disability policy.

      (k) Labor. No work stoppage or labor strike against Occam is pending, threatened or reasonably anticipated. Occam does not know of any activities or proceedings of any labor union to organize any Employees. Except as set forth in Schedule 2.11(k) of the Occam Schedules, there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Occam, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Occam. Neither Occam nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Schedule 2.11(k) of the Occam Schedules, Occam is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Occam.

      (l) International Employee Plan. Occam does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

   2.12 Real Property. Occam does not own any real property. Schedule 2.12 of the Occam Schedules set forth a list of all properties leased or otherwise occupied by Occam and its Subsidiaries for the operation of its business, including the address, the name of the landlord, and the current base rent ("Occam Facilities"). Schedule 2.12 of the Occam Schedules identifies all of the leases or other occupancy agreements with respect to the Occam Facilities ("Occam Leases") and any amendments or modifications to the Occam Leases. No party other than Occam has the right to occupy any of the Occam Facilities. The Occam Facilities are in good condition and repair, reasonable wear and tear excepted. Occam does not have any current and unperformed obligations under the Occam Leases for repair, maintenance or replacement at any Occam Facilities or for the installation of improvements at any Occam Facilities. Each Occam Lease is in full force and effect, and no breach or default exists by Occam (or, to the knowledge of Occam, by any other party thereto), nor to the knowledge of Occam has any event or condition occurred which could (with the giving of notice or the passage of time or both) constitute a breach or default, under any Occam Lease.

   2.13 Insurance. All of Occam's policies and contracts for property and casualty insurance (the "Occam Insurance Policies") are in full force and effect and are sufficient for compliance with all requirements of law applicable to Occam. The Occam Insurance Policies are in full force and effect and will not lapse or be subject to suspension, modification, revocation, cancellation, termination or nonrenewal by reason of the execution, delivery or performance of this Agreement or of any transaction in connection with this Agreement and are sufficient for compliance with all requirements of law applicable to Occam. Occam is current in all premiums or other payments due under each Occam Insurance Policy and has otherwise performed in all material respects all of its respective obligations thereunder. Occam has not received, during the past three years from any insurance carrier with which it has carried any insurance, any refusal of coverage or notice of material limitation of coverage or any notice that a defense will be afforded with reservation of rights.

   2.14 Disclosure. None of the information supplied or to be supplied by or on behalf of Occam for inclusion in the registration statement on Form S-4 (or similar successor form) to be filed with the SEC by ANI in connection with the issuance of ANI Common Stock in the Merger (including amendments or supplements thereto) (the "Registration Statement") will, at the time the Registration Statement is filed with the SEC at the time the Registration Statement becomes effective under the Securities Act of 1933, as amended (the "Securities Act"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Occam for inclusion or incorporation by reference in the Prospectus/Proxy Statement to be filed with the SEC as part of the Registration Statement (the "Prospectus/Proxy Statement"), will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of ANI, at the time of the ANI Stockholders' Meeting (as defined in Section 5.2(a)(i)) or Occam Shareholders' Meeting (as defined in Section 5.2(a)(ii)) or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Occam with respect to statements made or incorporated by reference therein about ANI supplied by ANI for inclusion or incorporation by reference in the Registration Statement or the Prospectus/Proxy Statement.

   2.15 Board Approval. The Board of Directors of Occam has, by resolutions duly adopted at a meeting of all Directors duly called and held and not subsequently rescinded or modified in any way), (i) determined that the Merger is fair to, and in the best interests of, Occam and its shareholders and declared the Merger to be advisable, (ii) approved this Agreement and (iii) recommended that the shareholders of Occam approve and adopt this Agreement and approve the Merger and directed that such matter be submitted to Occam's shareholders at the Occam Shareholders' Meeting (as defined in Section 5.2).

   2.16 Related Party Transactions. Except as set forth in Schedule 2.16 of the Occam Schedules: (a) no Occam Related Party (as defined below) has any direct or indirect interest in any material asset used in or otherwise relating to the business of Occam; (b) no Occam Related Party is indebted to Occam; (c) to the knowledge of Occam, no Occam Related Party has entered into, or has had any direct or indirect financial interest in, any Occam Material Contract; (d) to the knowledge of Occam, no Occam Related Party is competing directly or indirectly, with Occam; and (e) to the knowledge of Occam, no Occam Related Party has any claim or right against Occam (other than rights under the Occam Options and rights to receive compensation for services performed as an employee of Occam and rights associated with being an officer or director or as set forth in the Occam Material Contracts). For purposes of the foregoing, each of the following shall be deemed to be an "Occam Related Party": (i) each individual who is, or who has at any time been, an officer or director of Occam; (ii) each member of the immediate family of each of the individuals referred to in clause "(i)" above; and (iii) any trust or other Person (other than Occam) in which any one of the individuals referred to in clauses "(i)" and "(ii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest), but excludes any officers or directors of Occam who are affiliated with any venture capital or similar investor in Occam and such affiliates.

   2.17 Environmental Matters. Except as set forth in Schedule 2.17 of the Occam Schedules, Occam has not disposed of, released, discharged or emitted any Hazardous Materials into the soil or groundwater at any properties owned or leased by Occam. For purposes of this Agreement, "Hazardous Materials" means any chemical, pollutant, contaminant, waste or toxic or hazardous substance or material regulated under any Legal Requirement with respect to environmental matters.

   2.18 Brokers' and Finders' Fees. Occam has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF ANI

   ANI represents and warrants to Occam, subject to the exceptions specifically disclosed in writing in the disclosure schedules supplied by ANI to Occam dated as of the date hereof and certified by a duly authorized officer of ANI (the "ANI Schedules"), as follows:

   3.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

      (a) Organization; Standing and Power. ANI and each of its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect on ANI, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or to be good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ANI. For purposes of this Agreement, "Subsidiary," when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

      (b) Subsidiaries. Schedule 3.1 of the ANI Schedules lists all of the Subsidiaries of ANI. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are, except as set forth in Schedule 3.1, owned directly or indirectly by ANI, free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws.

   3.2 ANI Capital Structure.

      (a) Capital Stock. The authorized capital stock of ANI consists of: (i) 200,000,000 shares of ANI Common Stock, par value $0.001 per share, of which 50,625,704 shares had been issued and were outstanding as of the date hereof and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are outstanding as of the date hereof. All of the outstanding shares of capital stock of ANI have been duly authorized and validly issued, and are fully paid and nonassessable and free of any preemptive rights. As of the date hereof, there are no shares of ANI Common Stock held in treasury by ANI.

      (b) Stock Options. As of the date hereof, 11,290,528 shares of ANI Common Stock are subject to issuance pursuant to outstanding options to purchase ANI Common Stock (each an "ANI Option") under the 1997 Stock Option/Stock Issuance Plan and the 2000 Stock Incentive Plan of ANI (the "ANI Stock Option Plans"). All shares of ANI Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Schedule 3.2(b) of the ANI Schedules sets forth the following information with respect to each ANI Option outstanding as of the date of this Agreement: (i) the particular plan (if any) pursuant to which such ANI Option was granted;
   (ii) the name of the optionee; (iii) the number of shares of ANI Common Stock subject to such ANI Option; (iv) the exercise price of such ANI Option; (v) the date on which such ANI Option was granted; and (vi) the applicable vesting schedule. ANI has delivered or made available to Occam accurate and complete copies of all stock option plans pursuant to which ANI has ever granted stock options, and the forms of all stock option agreements evidencing such options. ANI has delivered or made available to Occam accurate and complete copies of all agreements and documents evidencing all employee stock purchase plans.

      (c) Except as otherwise set forth in this Section 3.2 or in Schedule 3.2 of the ANI Schedules, as of the date hereof, there are no (i) securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which ANI is a party or by which it is bound obligating ANI to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of ANI, or obligating ANI to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of ANI, or (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which ANI is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities. All outstanding shares of ANI Common Stock and all outstanding options and warrants to acquire ANI capital stock have been issued and granted in compliance with (i) all applicable securities laws and all other applicable Legal Requirements and (ii) all material requirements set forth in applicable Contracts.

   3.3 Authority; Non-Contravention; Necessary Consents.

      (a) Authority. The execution and delivery of this Agreement and the Funding Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of ANI and no other corporate proceedings on the part of ANI are necessary to authorize the execution and delivery of this Agreement or the Funding Agreement or to consummate the Merger and the other transactions contemplated hereby or thereby, other than the approval of the Merger and the issuance of ANI Common Stock in the Merger by ANI's stockholders and the filing of the Agreement of Merger pursuant to California Law. The affirmative vote of the holders of a majority of the outstanding shares of ANI Common Stock to approve the Merger and the issuance of ANI Common Stock in the Merger is the only vote of the holders of any class or series of ANI capital stock necessary to approve and adopt this Agreement and consummate the Merger and the other transactions contemplated hereby. This Agreement and the Funding Agreement have been duly executed and delivered by ANI and, assuming due execution and delivery by Occam, constitute the valid and binding obligations of ANI, enforceable against ANI in accordance with their respective terms subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

      (b) Non-Contravention. The execution and delivery of this Agreement and the Funding Agreement by ANI do not, and performance of this Agreement and the Funding Agreement by ANI will not, (i) conflict with or violate the Certificate of Incorporation and Bylaws of ANI, each as amended to date (the "ANI Charter Documents") or the equivalent documents of any Subsidiary of ANI (the "ANI Subsidiary Charter Documents"), (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger and the issuance of ANI Common Stock in the Merger by ANI's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 3.3(c), conflict with or violate any Legal Requirement applicable to ANI or any of its Subsidiaries or by which ANI or any of its

   Subsidiaries or any of their respective properties is bound or affected or
   (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair ANI's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material Lien on any of the material properties or assets of ANI or any of its Subsidiaries pursuant to, any ANI Material Contract (as defined in Section 3.11), except as set forth in Schedule 3.3(b) of the ANI Schedules.

      (c) Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any other Person is required to be obtained or made by ANI in connection with the execution and delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby, except for the Regulatory Consents.

   3.4 ANI SEC Filings; ANI Financial Statements; Undisclosed Liabilities.

      (a) ANI SEC Filings. ANI has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since March 1, 2000. ANI has made available to Occam (including via EDGAR) all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents, as amended, are referred to herein as the "ANI SEC Reports." As of their respective dates, the ANI SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, or the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such ANI SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date hereof by a subsequently filed ANI SEC Report. None of ANI's Subsidiaries is required to file any forms, reports or other documents with the SEC.

      (b) ANI Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the ANI SEC Reports (the "ANI Financials"), (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount) and (iii) fairly presented in all material respects the consolidated financial position of ANI and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of ANI's operations and cash flows for the periods indicated (subject in the case of any unaudited financial statements to normal and recurring year-end adjustments). The balance sheet of ANI contained in the ANI SEC Reports as of June 30, 2001 is hereinafter referred to as the "ANI Balance Sheet."

      (c) Except as disclosed in the ANI Financials, neither ANI nor any of its Subsidiaries has any liabilities required under GAAP to be set forth on a consolidated balance sheet (absolute, accrued, contingent or otherwise) which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on ANI, except for liabilities incurred since the date of the ANI Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred pursuant to this Agreement.

   3.5 Absence of Certain Changes or Events. Since the date of the ANI Balance Sheet there has not been: (i) any Material Adverse Effect on ANI; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of ANI's or any of its Subsidiaries' capital stock, or any purchase, redemption or other acquisition by ANI or any of its Subsidiaries of any of ANI's capital stock or any other securities of ANI or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements; or (iii) any split, combination or reclassification of any of ANI's or any of its Subsidiaries' capital stock.

   3.6 Taxes. Except where failure of any of the following representations to be true would not have or evidence a Material Adverse Effect on ANI:

      (a) All Tax Returns required to be filed by or on behalf of ANI or any Subsidiary (collectively the "ANI Group" and individually a "Member") with any Governmental Entity with respect to any taxable period ending on or before the Closing Date (the "ANI Group Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in compliance with all applicable Legal Requirements. Except as reserved on ANI Financials, all amounts required to be paid in respect of the ANI Group or any Member (whether or not shown on any Tax Returns) on or before the Closing Date have been or will be paid on or before the Closing Date. ANI has delivered or made available to Occam accurate and complete copies of all ANI Group Returns filed by or on behalf of ANI or any Member since its date of incorporation.

      (b) The ANI Financials fully accrue all actual and contingent liabilities for Taxes of the ANI Group with respect to all periods through the dates thereof in accordance with GAAP. All Taxes incurred since the date of the ANI Balance Sheet have been incurred in the ordinary course of business.

      (c) No ANI Group Return has ever been examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any ANI Group Returns has been granted (by ANI or any other Person), and no such extension or waiver has been requested from ANI.

      (d) No claim or Proceeding is pending or has been threatened against or with respect to any Member or the ANI Group in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Member or the ANI Group with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document that are being contested in good faith by ANI and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of any Member except liens for current Taxes not yet due and payable. Neither the ANI Group nor any Member (x) has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code or
   (y) has been, or will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

      (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of any Member that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code. No Member is, or has been, a party to or bound by any tax indemnity agreement, tax-sharing agreement, tax allocation agreement or similar Contract.

      (f) Neither the ANI Group nor any Member has liability for any Tax pursuant to Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of having been a member of any consolidated, combined or unitary group on or before the Closing Date.

      (g) ANI has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying under Section 355 of the Code (x) in the two years prior to the date of this Agreement or
   (y) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

      (h) The ANI Group and all Members are in full compliance with all terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreement or order of a territorial or foreign government, and the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions, Tax holiday or other Tax reduction agreement or order.

      (i) No Member has taken any action or knows of any fact, agreement or plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

   3.7 Intellectual Property. To the knowledge of ANI, the products, services and operations of ANI do not infringe or misappropriate the Intellectual Property of any third party where such infringement or misappropriation, individually or in the aggregate, would be reasonably expected to have a material adverse effect on any material division, business unit or product or service offering of ANI or otherwise have a Material Adverse Effect on ANI.

   3.8 Compliance; Permits.

      (a) Compliance. Neither ANI nor any of its Subsidiaries is in material conflict with, or in material default or in material violation of any Legal Requirement applicable to ANI or any of its Subsidiaries or by which ANI or any of its Subsidiaries or any of their respective businesses or properties is, or ANI believes is reasonably likely to be, bound or affected, except, in each case, or in the aggregate, for conflicts, violations and defaults that would not have a Material Adverse Effect on ANI. No material investigation or review by any Governmental Entity is pending or, to ANI's knowledge, has been threatened in a writing delivered to ANI or any of its Subsidiaries, against ANI or any of its Subsidiaries. There is no material judgment, injunction, order or decree binding upon ANI or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of ANI or any of its Subsidiaries, any acquisition of material property by ANI or any of its Subsidiaries or the conduct of business by ANI and its Subsidiaries as currently conducted.

      (b) Permits. ANI and its Subsidiaries hold, to the extent legally required, all Permits that are material to and required for the operation of the business of ANI, as currently conducted (collectively, the "ANI Permits"). No suspension or cancellation of any of the ANI Permits is pending or, to the knowledge of ANI, threatened. ANI and its Subsidiaries are in compliance in all material respects with the terms of the ANI Permits.

   3.9 Litigation. Except as set forth in Schedule 3.9 of the ANI Schedules, there are no claims, suits, actions or proceedings pending or, to the knowledge of ANI, threatened against ANI or any of its Subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or which would reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to be material to ANI.

   3.10 Brokers' and Finders' Fees. Except for fees payable to Alliant Partners pursuant to an engagement letter dated June 20, 2001, a copy of which has been provided to Occam, ANI has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

   3.11 Contracts.

      (a) ANI Material Contracts. Except as otherwise set forth in Schedule
   3.11 of the ANI Schedules, as of the date hereof neither ANI nor any of its Subsidiaries is a party to or is bound by any of the following (each, an "ANI Material Contract"):

          (i) any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to ANI and its Subsidiaries;

          (ii) any Contract (other than Contracts evidencing ANI Options) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities of ANI, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities of ANI or (C) providing ANI with any right of first refusal with respect to, or right to purchase or redeem, any securities;

          (iii) any Contract containing any covenant materially limiting the right of ANI or its Subsidiaries to engage in any line of business or to compete with any Person or granting any exclusive distribution rights;

          (iv) any Contract that provides for indemnification of any officer, director, employee or agent;

          (v) any Contract incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation; or

          (vi) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which would be reasonably expected to have a have a Material Adverse Effect on ANI or the Surviving Corporation.

      (b) No Breach. All ANI Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ANI. Neither ANI nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any ANI Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ANI.

   3.12 Employee Matters and Benefit Plans.

      (a) Definitions. The terms set forth in Section 2.11(a) shall also apply to this Section 3.12. In addition:

          (i) "ANI Employee Plan" shall mean any Employee Plan as it pertains to ANI and its Affiliates; and

          (ii) "ANI Employment Agreement" shall mean any Employment Agreement as it pertains to ANI and its Affiliates.

      (b) Schedule. Schedule 3.12(b) of the ANI Schedules contains an accurate and complete list of each ANI Employee Plan and each ANI Employment Agreement. ANI does not have any plan or commitment to establish any new ANI Employee Plan, International Employee Plan (as its pertains to ANI or its Affiliates), or ANI Employment Agreement, or to modify any ANI Employee Plan or ANI Employment Agreement (except to the extent required by law or to conform any such ANI Employee Plan or ANI Employment Agreement to the requirements of any applicable law, in each case as previously disclosed to Occam in writing, or as required by this Agreement).

      (c) Documents. ANI has provided or made available to Occam correct and complete copies of: (i) all documents embodying each ANI Employee Plan and each ANI Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each plan;
   (ii) the most recent annual actuarial valuations, if any, prepared for each ANI Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each ANI Employee Plan; (iv) if the ANI Employee Plan is funded, the most recent annual and periodic accounting of ANI Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each ANI Employee
   Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all communications material to any Employee or Employees relating to any ANI Employee Plan and any proposed ANI Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the ANI; (viii) all correspondence to or from any governmental agency relating to any ANI Employee Plan; (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years discrimination tests for each ANI Employee Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each ANI Employee Plan.

      (d) Employee Plan Compliance. Except as set forth on Schedule 3.12(d) of the ANI Schedules: (i) ANI has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each ANI Employee Plan, and each ANI Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each ANI Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such ANI Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such ANI Employee Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under
   Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any ANI Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of ANI, threatened or reasonably anticipated (other than routine claims for benefits) against any ANI Employee Plan or against the assets of any ANI Employee Plan; (v) each ANI Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to the ANI or any of its Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of ANI, threatened by the IRS or DOL with respect to any ANI Employee Plan; and
   (vii) neither ANI nor any Affiliate is subject to any penalty or tax with respect to any ANI Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

      (e) Pension Plan. Neither ANI nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

      (f) Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time has ANI or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither ANI, nor any Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in
   Section 413 of the Code.

      (g) No Post-Employment Obligations. Except as set forth in Schedule 3.12(g) of the ANI Schedules, no ANI Employee Plan provides, or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and ANI has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health, except to the extent required by statute.

      (h) Health Care Compliance. Neither ANI nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

      (i) Effect of Transaction.

          (i) Except as set forth on Schedule 3.12(i) of the ANI Schedules, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any ANI Employee Plan, ANI Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

          (ii) Except as set forth on Schedule 3.12(i) of the ANI Schedules, no payment or benefit which will or may be made by ANI or its Affiliates with respect to any Employee or any other "disqualified individual" (as defined in Code Section 280G and the regulations thereunder) will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.

      (j) Employment Matters. ANI: (i) is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees;
   (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and
   (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against ANI under any worker's compensation policy or long-term disability policy.

      (k) Labor. No work stoppage or labor strike against ANI is pending, threatened or reasonably anticipated. ANI does not know of any activities or proceedings of any labor union to organize any Employees. Except as set forth in Schedule 3.12(k) of the ANI Schedules, there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of ANI, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to ANI. Neither the ANI nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Schedule 3.12(k) of the ANI Schedules, ANI is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by ANI.

      (l) International Employee Plan. ANI does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

   3.13 Real Property. Neither ANI nor its Subsidiaries owns any real property.
Schedule 3.13 of the ANI Schedules set forth a list of all properties leased or otherwise occupied by ANI and its Subsidiaries for the operation of its business, including the address, the name of the landlord, and the current base rent ("ANI Facilities"). Schedule 3.13 of the ANI Schedules identify all of the leases or other occupancy agreements with respect to the ANI Facilities ("ANI Leases") and any amendments or modifications to the ANI Leases. No party other than ANI has the right to occupy any of the ANI Facilities. The ANI Facilities are in good condition and repair, reasonable wear and tear excepted. Neither ANI nor any of its Subsidiaries have any current and unperformed obligations under the ANI Leases for repair, maintenance or replacement at any ANI Facilities or for the installation of improvements at any ANI Facilities. Each ANI Lease is in full force and effect, and no breach or default exists by ANI or any of its Subsidiaries (or, to the knowledge of ANI, by any other party thereto), nor to the knowledge of ANI has any event or condition occurred which could (with the giving of notice or the passage of time or both) constitute a breach or default, under any ANI Lease.

   3.14 Insurance. Schedule 3.14 of the ANI Schedules lists all of ANI's policies and contracts for property and casualty insurance maintained (the "ANI Insurance Policies"), true and complete copies of which have been delivered or made available to Occam. The ANI Insurance Policies are in full force and effect and will not lapse or be subject to suspension, modification, revocation, cancellation, termination or nonrenewal by reason of the execution, delivery or performance of this Agreement or of any transaction in connection with this Agreement and are sufficient for compliance with all requirements of law applicable to ANI and its Subsidiaries. ANI and its Subsidiaries are current in all premiums or other payments due under each ANI Insurance Policy and has otherwise performed in all material respects all of its respective obligations thereunder. Neither ANI nor any Subsidiary has received, during the past three years from any insurance carrier with which it has carried any insurance, any refusal of coverage or notice of material limitation of coverage or any notice that a defense will be afforded with reservation of rights.

   3.15 Disclosure. None of the information supplied or to be supplied by or on behalf of ANI for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of ANI for inclusion or incorporation by reference in the Prospectus/Proxy Statement, will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of ANI at the time of the ANI Stockholders' Meeting or the Occam Shareholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by ANI with respect to statements made or incorporated by reference therein about Occam supplied by Occam for inclusion or incorporation by reference in the Registration Statement or the Prospectus/Proxy Statement.

   3.16 Board Approval. The Board of Directors of ANI has, by resolutions duly adopted at a meeting of all Directors duly called and held and not subsequently rescinded or modified in any way, (i) determined that the Merger is fair to, and in the best interests of, ANI and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement and (iii) recommended that the stockholders of ANI approve the Merger and the issuance of ANI Common Stock in the Merger and directed that such matters be submitted to ANI's stockholders at the ANI Stockholders' Meeting (as defined in Section 5.2). The Board of Directors of Merger Sub has, by resolutions duly adopted at a meeting of all Directors duly called and held and not subsequently rescinded or modified in any way, (i) determined that the Merger is fair to, and in the best interests of, Merger Sub and its stockholders and declared the Merger to be advisable,
(ii) approved this Agreement and (iii) recommended that the stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that such matter be submitted to Merger Sub's stockholder for approval.

   3.17 Related Party Transactions. Except as set forth in Schedule 3.17 of the ANI Schedules: (a) no ANI Related Party (as defined below) has any direct or indirect interest in any material asset used in or otherwise relating to the business of ANI; (b) no ANI Related Party is indebted to ANI; (c) to the knowledge of ANI, no ANI Related Party has entered into, or has had any direct or indirect financial interest in, any ANI Material Contract; (d) to the knowledge of ANI, no ANI Related Party is competing directly or indirectly, with ANI; and (e) to the knowledge of ANI, no ANI Related Party has any claim or right against ANI (other than rights under the ANI Options and rights to receive compensation for services performed as an employee of ANI and rights associated with being an officer or director or as set forth in the ANI Material Contracts). For purposes of the foregoing, each of the following shall be deemed to be an "ANI Related Party": (i) each individual who is, or who has at any time been, an officer or director of ANI; (ii) each member of the immediate family of each of the individuals referred to in clause "(i)" above; and (iii) any trust or other Person (other than ANI) in which any one of the individuals referred to in clauses "(i)" and "(ii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest), but excludes any officers or directors of ANI who are affiliated with any venture capital or similar investor in ANI and such affiliates.

   3.18 Environmental Matters. Except as set forth in Schedule 3.18 of the ANI Schedules, neither ANI nor its Subsidiaries has disposed of, released, discharged or emitted any Hazardous Materials into the soil or groundwater at any properties owned or leased by any of them.

   3.19 Fairness Opinion. ANI's Board of Directors has received a written opinion from Alliant Partners, dated as of November 7, 2001, to the effect that, as of such date, the Merger Consideration is fair to the stockholders of ANI from a financial point of view and has delivered or made available to Occam a copy of such opinion.

                                  ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

   4.1 Conduct of Business by ANI. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, ANI will provide to Occam a bi-weekly report specifying ANI's cash and cash equivalent balances.

   In addition, except as permitted by the terms of this Agreement or as required by the terms of written contracts or written agreements entered into prior to the date of this Agreement (and disclosed to Occam prior to the date of this Agreement) to which ANI or any of its Subsidiaries is a party or by which ANI or any of its Subsidiaries is bound, and except as provided in
Schedule 4.1 of the ANI Schedules, without the prior written consent of Occam, during the period from the date hereof through the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, ANI shall not do any of the following and shall not permit its Subsidiaries to do any of the following:

      (a) Enter into any new line of business material to it and its Subsidiaries taken as a whole;

      (b) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

      (c) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of it or its Subsidiaries, except repurchases of unvested shares at cost (but not in excess of the then current fair value of such shares) in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof or entered into the ordinary course of business consistent with past practice after the date hereof;

      (d) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights (other than the issuance of options to employees in the ordinary course of business under the ANI Stock Option Plans and the issuance of ANI Common Stock upon the exercise of outstanding options);

      (e) Cause, permit or propose any amendments to the ANI Charter Documents or any of the ANI Subsidiary Charter Documents of its Subsidiaries, except, to the extent necessary to comply with its obligations under Section 5.12

      (f) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business;

      (g) Enter into any joint ventures, strategic partnerships or alliances that are material to any of its divisions or business units;

      (h) Except as previously disclosed in the ANI SEC Reports filed with the SEC prior to the date hereof, sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to its business, except in the ordinary course of business consistent with past practice;

      (i) Make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) loans or investments by it or a Subsidiary of it to or in it or any Subsidiary of it, (ii) employee loans or advances made in the ordinary course of business or loans in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to it and its Subsidiaries taken as a whole;

      (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of it, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing;

      (k) Except as required by GAAP or the SEC as concurred in by its independent auditors, make any material change in its methods or principles of accounting since the date of the ANI Balance Sheet;

      (l) Make or change any material Tax election;

      (m) Except (i) as required by Legal Requirements or Contracts currently binding on ANI or its Subsidiaries or (ii) in the case of clauses (B) or (C) below only, in the ordinary course of business consistent with past practice, (A) increase the amount of compensation of, pay any bonus to or grant severance or termination pay to any executive officer or director of ANI or Continuing Employee (as defined in Section 5.16), (B) increase the amount of compensation of, pay any bonus to or grant severance or termination pay to any employee (except those described in clause (A) above) of ANI or any material Subsidiary, division or business unit of ANI, (C) make any increase in or commitment to increase any ANI Employee Plan (including any severance plan), adopt or amend or make any commitment to adopt or amend any ANI Employee Plan or make any contribution, other than regularly scheduled contributions, to any ANI Employee Plan, (D) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans,
   (E) enter into any employment, severance, termination or indemnification agreement or any agreement the benefits of which are (in whole or in part) contingent or the terms of which are materially altered upon the occurrence of a transaction involving ANI of the nature contemplated hereby, (F) hire any new employees or (G) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually;

      (n) Enter into, modify or amend in manner adverse in any material respect to ANI, or terminate any ANI Material Contract or waive, release or assign any material rights or claims thereunder, other than the modification, amendment or termination of any ANI Material Contract in the ordinary course of business, consistent with past practice;

      (o) Settle or offer to settle any pending litigation involving ANI or its Subsidiaries for an amount that exceeds $100,000 individually or in the aggregate;

      (p) Make any capital expenditures in excess of $50,000 individually or in the aggregate; or

      (q) Agree in writing or otherwise to take any of the actions described in
   (a) through (p) above.

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

   4.2 Conduct of Business by Occam. During the period from the date hereof through the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Occam shall not, except to the extent ANI shall otherwise consent in writing, (a) sell, pledge, dispose of, transfer or encumber, or authorize the sale, pledge disposition, transfer or encumbrance of any material property or assets of Occam except in the ordinary course of business or (b) authorize or enter into any agreement to do any of the foregoing.

   In addition, except as permitted by the terms of this Agreement (including but not limited to all actions necessary to obtain and maintain the First Financing and the Second Financing), and except as provided in Schedule 4.2 of the Occam Schedules, without the prior written consent of ANI, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Occam shall not do any of the following and shall not permit its Subsidiaries to do any of the following:

      (a) Enter into any new line of business material to it taken as a whole;

      (b) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

      (c) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock, except repurchases of unvested shares at cost (but not in excess of the ten current fair value of such shares) in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof or entered into the ordinary course of business consistent with past practice after the date hereof;

      (d) Cause, permit or propose any amendments to the Occam Charter
   Documents;

      (e) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business;

      (f) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to its business, except in the ordinary course of business consistent with past practice;

      (g) Make any loans, advances or capital contributions to, or investments in, any other Person, other than employee loans or advances made in the ordinary course of business or loans in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to Occam;

      (h) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of it, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing;

      (i) Except as required by GAAP as concurred in by its independent auditors, make any material change in its methods or principles of accounting since the date of the Occam Balance Sheet;

      (j) Enter into a business combination or other similar transaction with any Person unless such Person, as successor to Occam, is obligated to consummate the Merger and otherwise fulfill Occam's contractual obligations under this Agreement;

      (k) Except (i) as required by Legal Requirements or Contracts currently binding on Occam or (ii) in the ordinary course of business consistent with past practice, (A) increase the amount of compensation of, pay any extraordinary bonus to or grant severance or termination pay to any executive officer or director of Occam, (B) make any increase in or commitment to increase any Occam Employee Plan (including any

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

   severance plan), adopt or amend or make any commitment to adopt or amend any Occam Employee Plan or make any contribution, other than regularly scheduled contributions to any Occam Employee Plan or (C) enter into any severance, termination or indemnification agreement or any agreement the benefits of which are (in whole or in part) contingent or the terms of which are materially altered upon the occurrence of a transaction involving Occam of the nature contemplated hereby.

      (l) Make or change any material Tax election; or

      (m) Agree in writing or otherwise to take any of the actions described in
   (a) through (l) above.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

   5.1 Prospectus/Proxy Statement; Registration Statement. As promptly as practicable after the execution of this Agreement, ANI and Occam shall jointly prepare the Prospectus/Proxy Statement and the Registration Statement in which the Prospectus/Proxy Statement will be included as a prospectus and cause both the Prospectus/Proxy Statement and the Registration Statement to be filed with the SEC. Each of ANI and Occam shall use all reasonable efforts to cause the Form S-4 Registration Statement and the Prospectus/Proxy Statement to comply with the rules and regulations promulgated by the SEC. Occam will promptly provide ANI with any information which may be required in order to effectuate the preparation and filing of the Prospectus/Proxy Statement and the Registration Statement pursuant to this Section 5.1. ANI will respond to any comments from the SEC, will use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing (with the reasonable assistance of Occam with respect to all matters relating to Occam) and, subject to Article VII, to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. ANI will notify Occam promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the Prospectus/Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Prospectus/Proxy Statement, the Registration Statement, ANI or Occam, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC, and/or mailing to stockholders of such amendment or supplement. ANI shall provide Occam with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and Prospect/Proxy Statement prior to filing such with the SEC. ANI and Occam will cause the Prospectus/Proxy Statement to be mailed to its respective stockholders and shareholders at the earliest practicable time after the Registration Statement is declared effective by the SEC.

   5.2 Meetings of Stockholders and Shareholders; Board Recommendation.

      (a) Approval of Stockholders and Shareholders.

          (i) Promptly after the date hereof, ANI will take all action necessary in accordance with the laws of the State of Delaware ("Delaware Law") and its Certificate of Incorporation and Bylaws to call, give notice of, hold and convene a meeting of its stockholders to vote on the approval of the Merger and the issuance of ANI Common Stock in the Merger (the "ANI Stockholders' Meeting") to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within thirty (30) days after the declaration of effectiveness of the Registration Statement. ANI will use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of the Merger and the issuance of ANI Common Stock in the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the Nasdaq National Market to obtain such approval (the "ANI Stockholders' Approval"). Notwithstanding anything to the contrary contained in this Agreement, ANI may adjourn or postpone the ANI Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to its respective stockholders in advance of a vote on the Merger and this

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

       Agreement or, if as of the time for which the ANI Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of common stock of ANI represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the ANI Stockholders' Meeting. ANI shall ensure that the ANI Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the ANI Stockholders' Meeting are solicited in compliance with Delaware Law (except as to the nature of the vote required), its Certificate of Incorporation and Bylaws, the rules of the Nasdaq National Market and all other applicable Legal Requirements. The obligation of ANI to call, give notice of, convene and hold the ANI Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to it of any ANI Acquisition Proposal (as defined in Section 5.3(g)) or by any withdrawal, amendment or modification of the recommendation of its Board of Directors with respect to the approval of Merger and the issuance of ANI Common Stock in the Merger.

          (ii) Promptly after the date hereof, Occam will take all action necessary in accordance with California Law and its Articles of Incorporation and Bylaws to call, give notice of, hold and convene a meeting of its shareholders to vote on the approval and adoption of this Agreement and the approval of the Merger (the "Occam Shareholders' Meeting") to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 30 days after the declaration of effectiveness of the Registration Statement. Occam will use all reasonable efforts to solicit from its shareholders proxies in favor of the approval and adoption of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its shareholders (the "Occam Shareholders' Approval"). Notwithstanding anything to the contrary contained in this Agreement, Occam may adjourn or postpone the Occam Shareholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to its respective shareholders in advance of a vote on the approval and adoption of this Agreement and the approval of the Merger or, if as of the time for which the Occam Shareholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of common stock of Occam represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Occam Shareholders' Meeting. Occam shall ensure that the Occam Shareholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by its in connection with the Occam Shareholders' Meeting are solicited in compliance with California Law, its Articles of Incorporation and Bylaws and all other applicable Legal Requirements. The obligation of Occam to call, give notice of, convene and hold the Occam Shareholders' Meeting in accordance with this
       Section 5.2(a)(ii) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to it of any Occam Acquisition Proposal (as defined in Section 5.4(d)) or by any withdrawal, amendment or modification of the recommendation of its Board of Directors with respect to the adoption of this Agreement and the approval of the Merger.

          (iii) ANI, as the sole shareholder of Merger Sub, shall take all action necessary to cause the Merger Sub to approve the Merger in accordance with California Law.

      (b) Board Recommendations.

          (i) Except to the extent expressly permitted by Section 5.3, (A) the Board of Directors of ANI shall recommend that ANI's stockholders vote in favor of the approval of the Merger and the issuance of ANI Common Stock in the Merger at the ANI Stockholders' Meeting, (B) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of ANI has recommended that ANI's stockholders vote in favor of the approval of the Merger and the issuance of ANI Common Stock in the Merger at the ANI Stockholders' Meeting and (C) neither the Board of Directors of ANI nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Occam, the recommendation of the Board of Directors of ANI that ANI's stockholders vote in favor of the approval of the Merger and the issuance of ANI Common Stock in the Merger.

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

          (ii) (A) The Board of Directors of Occam shall recommend that Occam's shareholders vote in favor of the approval and adoption of this Agreement and the approval of the Merger at the Occam Shareholders' Meeting, (B) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of Occam has recommended that Occam's shareholders vote in favor of the approval and adoption of this Agreement and the approval of the Merger at the Occam Shareholders' Meeting and (C) neither the Board of Directors of Occam nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to ANI, the recommendation of the Board of Directors of Occam that Occam's shareholders vote in favor of the approval and adoption of this Agreement and the approval of the Merger.

   5.3 ANI Acquisition Proposals.

      (a) No Solicitation. ANI shall not, and shall not authorize or instruct any of its Subsidiaries, nor any officer, director, investment banker, attorney or other advisor (each a "Representative") of ANI or its Subsidiaries to, and shall use reasonable efforts to cause each of the employees and agents of ANI and its Subsidiaries not to, directly or indirectly, (i) solicit, initiate or knowingly encourage the making, submission or announcement of, any ANI Acquisition Proposal (as defined in Section 5.3(g)), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information in connection with or in response to any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, any ANI Acquisition Proposal, (iii) engage in discussions with any Person with respect to any ANI Acquisition Proposal, except as to the existence of this Agreement (but excluding the Occam Schedules and the ANI Schedules) and as set forth in
   Section 5.3(c), (iv) approve, endorse or recommend any ANI Acquisition Proposal (except to the extent specifically permitted pursuant to Section 5.3(d) below) or (v) enter into any letter of intent or definitive agreement contemplating or otherwise relating to any ANI Acquisition Proposal. ANI, and its Subsidiaries and Representatives will each immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any ANI Acquisition Proposal.

      (b) Notification of Unsolicited Acquisition Proposals Involving ANI.

          (i) As promptly as practicable after receipt of any ANI Acquisition Proposal or any request for information or inquiry which it believes (or should reasonably believe) would lead to an ANI Acquisition Proposal, ANI shall provide Occam with written notice of the material terms and conditions of such ANI Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such ANI Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such ANI Acquisition Proposal, request or inquiry.

          (ii) ANI shall provide Occam with forty-eight (48) hours' prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any ANI Acquisition Proposal.

      (c) Consideration of ANI Acquisition Proposals. Section 5.3(a) shall not prohibit ANI or any of its Representatives, prior to the receipt of ANI Stockholders' Approval, from furnishing information regarding ANI and its Subsidiaries to, or entering into discussions with, any Person in response to an ANI Acquisition Proposal that is submitted to ANI by such Person in writing (and not withdrawn) if (1) neither ANI nor any of its Subsidiaries nor any Representative of ANI or any of its Subsidiaries shall have breached or taken any action inconsistent with any of the provisions set forth in
   Section 5.3(a) in connection with such ANI Acquisition Proposal, (2) the board of directors of ANI concludes in good faith, after consultation with its outside legal counsel, that (A) the failure to take such action would be inconsistent with the proper discharge of its fiduciary duties under applicable law and (B) such ANI Acquisition Proposal, if consummated in accordance with its terms, is an ANI Superior Offer (as defined in Section 5.3(g)) or reasonably likely to be an ANI Superior Offer, (3) at least two business days prior to furnishing any such information to, or entering into discussions with, such Person, ANI gives Occam written notice of the identity of such Person and of ANI's intention to furnish information to, or enter into discussions with, such Person, and ANI receives

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

   from such Person an (A) executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of ANI and (B) an executed agreement containing "standstill" provisions that impose a comparable level of restrictions upon the Person as those imposed on Occam pursuant to the terms of paragraph (3) of the Exclusivity Letter (as defined in Section 8.5) and (4) at least two business days prior to furnishing any such information to such Person, ANI furnishes such nonpublic information to Occam (to the extent such nonpublic information has not been previously furnished by ANI to Occam).

      (d) Change of Recommendation Upon an ANI Superior Offer. Notwithstanding anything to the contrary contained in Section 5.3(a), the ANI board of directors may withdraw or modify in a manner adverse to Occam its recommendation pursuant to Section 5.2(b)(i) if:

          (i) the ANI Board of Directors has in good faith concluded that an ANI Acquisition Proposal is an ANI Superior Offer;

          (ii) such ANI Superior Offer has not been withdrawn;

          (iii) the ANI Stockholders' Approval has not occurred;

          (iv) ANI has provided to Occam at least five (5) business days' prior notice of any meeting of ANI's board of directors at which it will change its recommendation to recommend such ANI Superior Offer;

          (vi) ANI's board of directors has determined in good faith, after consultation with ANI's outside counsel, that, in light of such ANI Superior Offer, the failure to withdraw or modify the its recommendation pursuant to Section 5.2(b)(i) would be inconsistent with the proper discharge of its fiduciary duties under applicable law; and

          (vii) ANI has not solicited such offer in contravention of any of the provisions set forth in Section 5.3(a).

      (e) Continuing Obligation to Call, Hold and Convene Stockholders' Meeting. Nothing contained in this Agreement shall limit the obligation of ANI to call, hold and convene the ANI Stockholders' Meeting in accordance with Section 5.2.

      (f) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit ANI or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

      (g) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

          (i) "ANI Acquisition" shall mean any transaction or series of related transactions involving: (i) any purchase from ANI or acquisition by any Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a twenty percent (20%) interest in the total outstanding voting securities of ANI or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning twenty percent (20%) or more of the total outstanding voting securities of ANI or any merger, consolidation, business combination or similar transaction involving ANI, (ii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than twenty percent (20%) of the assets of ANI (including its Subsidiaries taken as a whole) or (iii) any liquidation or dissolution of ANI.

          (ii) "ANI Acquisition Proposal" shall mean any offer or proposal, relating to an ANI Acquisition.

          (iii) "ANI Superior Offer" shall mean a bona fide written offer made by a Person to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other

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

       business combination, a majority of the total outstanding assets or voting securities of ANI in a transaction that the Board of Directors of ANI has concluded, after receipt of the advice of outside legal counsel and financial advisers and taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the Person making the offer as the Board of Directors of ANI reasonably determines to be relevant, (A) will provide greater value to ANI's stockholders (in their capacities as stockholders) than the terms of the Merger and (B) is reasonably capable of being consummated, provided, however, that any such offer shall not be deemed to be an ANI Superior Offer if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

   5.4 Occam Acquisition Proposals

      (a) No Solicitation. Occam shall not, and shall not authorize or instruct any Representative of Occam to, and shall use reasonable efforts to cause each of the employees and agents of Occam not to, directly or indirectly,
   (i) solicit, initiate or knowingly encourage the making, submission or announcement of, any Occam Acquisition Proposal (as defined in Section 5.4(d), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information in connection with or in response to any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, any Occam Acquisition Proposal,
   (iii) engage in discussions with any Person with respect to any Occam Acquisition Proposal, except as to the existence of this Agreement (but excluding the Occam Schedules and the ANI Schedules), (iv) approve, endorse or recommend any Occam Acquisition Proposal, or (v) enter into any letter of intent or definitive agreement contemplating or otherwise relating to any Occam Acquisition Proposal. Occam and its Representatives will each immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Occam Acquisition Proposal.

      (b) Notification of Unsolicited Acquisition Proposals Involving Occam.

          (i) As promptly as practicable after receipt of any Occam Acquisition Proposal or any request for information or inquiry which it believes (or should reasonably believe) would lead to an Occam Acquisition Proposal, Occam shall provide ANI with written notice of the material terms and conditions of such Occam Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Occam Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Occam Acquisition Proposal, request or inquiry.

          (ii) Occam shall provide ANI with forty-eight (48) hours' prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Occam Acquisition Proposal.

      (c) Continuing Obligation to Call, Hold and Convene Occam Shareholders' Meeting. Nothing contained in this Agreement shall limit the obligation of Occam to call, hold and convene the Occam Shareholders' Meeting in accordance with Section 5.2.

      (d) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

          (i) "Occam Acquisition" shall mean any transaction or series of related transactions involving: (i) any purchase from Occam or acquisition by any Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a twenty percent (20%) interest in the total outstanding voting securities of Occam or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning twenty percent (20%) or more of the total outstanding voting securities of Occam or any merger, consolidation, business combination or similar transaction involving Occam, (ii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than twenty percent (20%) of the assets of Occam or (iii) any liquidation or

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

       dissolution of Occam, provided, however, that for purposes of this Agreement, Occam Acquisition shall not include any business combination or other similar transaction with a Person whereby such Person, as successor to Occam, is obligated to consummate the Merger and otherwise fulfill Occam's contractual obligations under this Agreement.

          (ii) "Occam Acquisition Proposal" shall mean any offer or proposal, relating to an Occam Acquisition.

   5.5 Confidentiality; Access to Information; No Modification of
Representations, Warranties or Covenants.

      (a) Confidentiality. The parties acknowledge that Occam and ANI have previously executed a Confidentiality Agreement dated October 22, 2001 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

      (b) Access to Information. Each of Occam and ANI will afford the other and the other's accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel, as such other party may reasonably request; provided, however, that any party may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information.

      (c) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 5.5, Section 5.7 or Section 5.8 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

   5.6 Public Disclosure. Neither ANI nor Occam shall, nor shall they permit any of their respective representatives to, issue any press release or otherwise publicly disseminate any document or other written material relating to the Merger or any of the other transactions contemplated by this Agreement unless (i) both parties shall have approved such press release or written material (it being understood that neither party shall unreasonably withhold its approval of any such press release or written material), or (ii) ANI or Occam, as the case may be, shall have determined after consultation with its outside legal counsel that the issuance of such press release or the dissemination of such written material is required by any applicable Legal Requirement or, with respect to ANI, Nasdaq rule, and such party shall have consulted with the other party prior to issuing such press release or disseminating such written material. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

   5.7 Regulatory Filings; Reasonable Efforts.

      (a) Regulatory Filings. Each of ANI and Occam shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with all Legal Requirements, and as promptly as practicable after the date hereof, each of ANI and Occam shall make all filings required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including, without limitation, (i) any Regulatory Consent, (ii) filings under any pre-merger notification forms required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto and (iii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or "blue sky" laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Occam and ANI shall respond as promptly as practicable to any inquiries or requests received from any Governmental Entity with respect to the Merger or any other transactions contemplated by this Agreement. Each of ANI and Occam will use commercially reasonable efforts to cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.7(a). to comply in all material respects with all applicable Legal Requirements.

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      (b) Exchange of Information. ANI and Occam each shall promptly supply the other with any information which may be required in order to effectuate any filings or applications pursuant to Section 5.7(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of Occam and ANI shall consult with the other prior to taking a position with respect to any such filing, shall consider in good faith the views of one another in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of ANI and Occam need not supply the other with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information.

      (c) Notification. Each of ANI and Occam will notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.7(a), ANI or Occam, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement. Each of Occam and ANI shall give the other party prompt notice of the commencement or known threat of commencement of any Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, keep the other party informed as to the status of any such Proceeding or threat, and in connection with any such Proceeding, each of Occam and ANI will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such Proceeding.

      (d) Reasonable Efforts. Subject to the express provisions of Section 5.2 and Section 5.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using all reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity,
   (iii) the obtaining of all Regulatory Consents, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Occam and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by

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   this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.

      (e) Limitation on Divestiture and Contestation. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require ANI or Occam or any Subsidiary or affiliate thereof to
   (i) agree to any divestiture by itself or any of its affiliates (including for this purpose only Occam and ANI as affiliates of each other) of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock (including after the Merger) or (ii) contest any Proceeding relating to the Merger if Occam and ANI mutually agree that contesting such Proceeding is not advisable. ANI shall not take or agree to take any action identified in the immediately preceding sentence without the prior written consent of Occam and Occam shall not take or agree to take any action identified in the immediately preceding sentence without the prior written consent of ANI.

   5.8 Notification of Certain Matters.

      (a) By Occam. Occam shall give prompt notice to ANI after Occam obtains actual knowledge of any representation or warranty made by it contained in this Agreement becoming inaccurate, or any failure of Occam to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it under this Agreement, in each case, to the extent that such inaccuracy or failure would result in the conditions set forth in
   Section 6.3(a) or 6.3(b) not being satisfied.

      (b) By ANI. ANI shall give prompt notice to Occam after ANI obtains actual knowledge of any representation or warranty made by it contained in this Agreement becoming inaccurate, or any failure of ANI to comply with or satisfy in any material respect any covenant, or agreement to be complied with or satisfied by it under this Agreement, in each case, to the extent that such inaccuracy or failure would result in the conditions set forth in
   Section 6.2(a) or 6.2(b) not being satisfied.

   5.9 Third-Party Consents. ANI will use all reasonable efforts to obtain any third-party consents set forth in Schedule 6.2 of the ANI Schedules and Occam will use all reasonable efforts to obtain any third-party consents set forth in
Schedule 6.3 of the Occam Schedules prior to the Effective Time.

   5.10 Stock Options and Warrants.

      (a) Assumption of Stock Options. At the Effective Time, each outstanding Occam Option that is then outstanding, whether or not exercisable at the Effective Time and regardless of the respective exercise prices thereof, will be assumed by ANI. Each Occam Option so assumed by ANI under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the Occam Stock Option Plan (and any applicable stock option agreement for such Occam Option) immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (i) each Occam Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of ANI Common Stock equal to the product of the number of shares of Occam Common Stock that were issuable upon exercise of such Occam Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of ANI Common Stock and
   (ii) the per share exercise price for the shares of ANI Common Stock issuable upon exercise of such assumed Occam Option will be equal to the quotient determined by dividing the exercise price per share of Occam Common Stock at which such Occam Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. As soon as reasonably practicable, ANI will issue to each person who holds an assumed Occam Option a document evidencing the foregoing assumption of such Occam Option by ANI.

      (b) To the extent any Occam Option qualified as an incentive stock option pursuant to Section 422 of the Code immediately prior to the Effective Time, such Occam Option shall be assumed in a manner so as to maintain its status as an incentive stock option.

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          (i) Warrants. At the Effective Time, (A) the number of shares of ANI
       Common Stock subject to each Occam Preferred Warrant shall be equal to the product of (1) the number of shares of Occam Common Stock that are issuable upon conversion of the shares of Occam Preferred Stock that were subject to such Occam Preferred Warrant immediately prior to the Effective Time, and (2) the Exchange Ratio, rounding to the nearest whole share, and (B) the per share exercise price for the ANI Common Stock issuable upon exercise of each such assumed Occam Preferred Warrant shall be determined by dividing the exercise price per share of the Occam Common Stock issuable upon conversion of the shares of Occam Preferred Stock that were subject to such Occam Preferred Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price to the nearest whole cent.

      (c) Prior to the Effective Time, Occam shall take all action that may be necessary (under the plans and agreements pursuant to which Occam Options and Occam Preferred Warrants are outstanding and otherwise) to effectuate the provisions of this Section 5.10 and to ensure that, from and after the Effective Time, former holders of Occam Options and Occam Preferred Warrants have no rights with respect thereto other than those specifically provided in this Section 5.10.

   5.11 Indemnification of Officers and Directors. All rights to indemnification existing in favor of those Persons who are officers and directors of ANI as of the date of this Agreement (the "ANI Indemnified Persons") for their acts and omissions occurring prior to the Effective Time, as provided in ANI's Bylaws (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between ANI and said ANI Indemnified Persons (as in effect as of the date of this Agreement) shall survive the Merger and shall be observed by ANI to the fullest extent permitted by Delaware law until not earlier than the sixth anniversary of the Effective Time.

      (a) From the Effective Time until the sixth anniversary of the Effective Time, ANI shall maintain in effect, for the benefit of the ANI Indemnified Persons with respect to their acts and omissions occurring prior to the Effective Time, the existing policy of directors' and officers' liability insurance maintained by ANI as of the date of this Agreement (the "Existing Policy"); provided, however, that (i) ANI may substitute for the Existing Policy a policy or policies of comparable coverage, and (ii) ANI shall not be required to pay annual premiums for the Existing Policy (or for any substitute policies) in excess of 150% of the current annual premium for the Existing Policy. In the event any future annual premiums for the Existing Policy (or any substitute policies) exceeds 150% of the current annual premium for the Existing Policy, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to 150% of the current annual premium for the Existing Policy.

      (b) The provisions of this Section 5.11 are intended to be in addition to the rights otherwise available to the ANI Indemnified Persons by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the ANI Indemnified Persons, and their respective heirs and representatives.

   5.12 Directors and Officers of ANI After the Effective Time; Change of Name.

      (a) ANI shall use commercially reasonable efforts to obtain from those officers and directors, who are not designated as a director or officer of ANI after the Effective Time, a voluntary resignation from such position(s) effective immediately after the Effective Time, provided that prior to the Effective Time, ANI shall designate one individual to remain as a member of the board of directors of ANI after the Effective Time (the "ANI Designee"). The ANI Designee (a) shall be entitled to serve on the board of directors of ANI until at least the first anniversary of the Effective Time and (b) shall appoint, pursuant to the Bylaws of ANI, those individuals designated by Occam as directors of ANI after the Effective Time.

      (b) ANI shall include in the Prospectus/Proxy Statement a resolution that the stockholders of ANI approve an amendment to the Certificate of Incorporation amending the name of ANI to such other name as

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   Occam may designate effective as of the Effective Time and a statement from the Board of Directors of ANI recommending such amendment and name change, provided that such designation is made prior to the mailing of the Prospectus/Proxy Statement to the stockholders of ANI.

   5.13 Nasdaq Listing. Prior to the Effective Time, ANI agrees to use all reasonable efforts to authorize for listing on the Nasdaq National Market the shares of ANI Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, subject to official notice of issuance.

   5.14 Tax Matters. At or prior to the filing of the Form S-4 Registration Statement, Occam and ANI shall execute and deliver to Cooley Godward LLP ("Cooley") and to Wilson Sonsini Goodrich & Rosati Professional Corporation ("Wilson Sonsini") tax representation letters in customary form. ANI, Merger Sub and Occam shall each confirm to Cooley and to Wilson Sonsini the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to the immediately preceding sentence. Following delivery of the tax representation letters pursuant to the first sentence of this Section 5.14, each of ANI and Occam shall use its reasonable efforts to cause Cooley and Wilson Sonsini, respectively, to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.14.

   5.15 Conversion of Occam Preferred Stock. Occam shall effect a conversion of all outstanding Occam Preferred Stock into Occam Common Stock immediately prior to the Effective Time.

   5.16 Employment of Continuing Employees. Prior to the date hereof, Occam has delivered to ANI the names of those employees of ANI who would potentially be retained by ANI after the Effective Time (each a "Continuing Employee"). Occam shall negotiate in good faith with the Continuing Employees the terms of their employment with ANI following the Effective Time and the terms offered by Occam to a Continuing Employee shall provide for "at-will employment" and shall include title, base salary and benefits that are commensurate with those currently provided by Occam to its employees who are similarly situated to such Continuing Employee. Such list of Continuing Employees shall not be increased or decreased without the mutual consent of Occam and ANI. This provision shall not be construed as a guarantee of employment to a specific employee of ANI for any specific time period after the Effective Time.

                                  ARTICLE VI

                           CONDITIONS TO THE MERGER

   6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

      (a) Stockholder and Shareholder Approval. The ANI Stockholders' Approval and the Occam Shareholders' Approval shall have been obtained.

      (b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

      (c) Registration Statement Effective; Prospectus/Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and be outstanding, and no proceeding for that purpose, and no similar proceeding in respect of the Prospectus/Proxy Statement, shall have been initiated or threatened in writing by the SEC and be outstanding.

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      (d) Governmental Litigation. There shall not be pending or threatened any
   Proceeding in which a Governmental Entity is or is threatened to become a party or is otherwise involved: (a) challenging or seeking to restrain or prohibit the consummation of the Merger; or (b) relating to the Merger and seeking to obtain from ANI or any of its Subsidiaries or Occam any damages or other relief that would be material to the ANI and its Subsidiaries, taken as a whole, or Occam; or (c) that could materially and adversely affect the right of ANI to directly or indirectly own the assets or operate the business of Occam.

   6.2 Additional Conditions to Obligations of Occam. The obligation of Occam to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Occam:

      (a) Representations and Warranties. The representations and warranties of ANI set forth in Article III shall have been accurate on the date hereof and shall be accurate at and as of the Effective Time as if made as of the Effective Time, except (i) for those representations and warranties that address matters only as of a particular date (which shall be accurate as of such date) and (ii) where the failure of the representations and warranties to be accurate would not reasonably be expected to have a Material Adverse Effect on ANI and the Surviving Corporation, taken as a whole (it being agreed that for purposes of this clause (ii), all Material Adverse Effect and materiality terms in the representations and warranties in Article III shall be inapplicable).

      (b) Agreements and Covenants. ANI shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

      (c) Certificate from ANI Officer. Occam shall have received a certificate executed on behalf of ANI by an authorized executive officer of ANI confirming that the conditions set forth in Sections 6.1(a) (solely as to the ANI Stockholders' Approval), 6.2(a), 6.2(b) and 6.2(d) have been duly satisfied.

      (d) Third Party Consents. Each of the third party consents identified in
   Schedule 6.2 of the ANI Schedules, if any, shall have been obtained and shall be in full force and effect.

      (e) Tax Opinion. Occam shall have received a written opinion from its tax counsel, Wilson Sonsini, in form and substance reasonably satisfactory to it to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and such opinion shall not have been withdrawn; provided, however, that if Wilson Sonsini does not render such opinion, this condition shall nonetheless be satisfied if Cooley renders such opinion to Occam.

   6.3 Additional Conditions to the Obligations of ANI. The obligations of ANI and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by ANI:

      (a) Representations and Warranties. The representations and warranties of Occam set forth in Article II shall have been accurate on the date hereof and shall be accurate at and as of the Effective Time as if made as of the Effective Time, except (i) for those representations and warranties that address matters only as of a particular date (which shall be accurate as of such date) and (ii) where the failure of the representations and warranties to be accurate would not reasonably be expected to have a Material Adverse Effect on ANI and the Surviving Corporation, taken as a whole (it being agreed that for purposes of this clause (ii), all Material Adverse Effect and materiality terms in the representations and warranties in Article II shall be inapplicable).

      (b) Agreements and Covenants. Occam shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

      (c) Certificate from Occam Officer. ANI shall have received a certificate executed on behalf of Occam by an authorized executive officer of Occam confirming that the conditions set forth in Sections

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   6.1(a) (solely as to the Occam Shareholders' Approval), 6.3(a), 6.3(b),
   6.3(d), 6.3(e) and 6.3(f) have been duly satisfied.

      (d) Occam Financings. The agreements evidencing the First Financing and the Second Financing shall be in full force and effect in accordance with the terms of the documentation with respect thereto delivered to ANI prior to the date hereof and shall not have been amended in any respect without the prior written consent of ANI, and Occam shall have received not less than $10,000,000 of net cash proceeds pursuant to the First Financing.

      (e) Conversion of Preferred. All shares of Occam Preferred Stock shall have converted into Occam Common stock prior to the Effective Time.

      (f) Third Party Consents. Each of the consents identified in Schedule 6.3 of the Occam Schedules, if any, shall have been obtained and shall be in full force and effect.

      (g) Lock-ups. Each of the shareholders of Occam as of the date hereof shall have executed and delivered the lock-up agreement in the form of Exhibit B-2 attached hereto.

      (h) Tax Opinion. Unless Occam has waived the condition set forth in
   Section 6.2(e), ANI shall have received a written opinion from its tax counsel, Cooley, in form and substance reasonably satisfactory to it to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and such opinion shall not have been withdrawn; provided, however, that if Cooley does not render such opinion, this condition shall nonetheless be satisfied if Wilson Sonsini renders such opinion to ANI.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

   7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the stockholders of Occam or ANI:

      (a) by mutual written consent duly authorized by the Boards of Directors of ANI and Occam;

      (b) by either Occam or ANI if the Merger shall not have been consummated by April 30, 2002; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time has been a principal cause of or resulted in the failure of the Merger to occur on or before such date;

      (c) by either Occam or ANI if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

      (d) by either Occam or ANI if after the ANI Stockholders' Meeting the ANI Stockholders' Approval shall not have been obtained by reason of the failure to obtain the required vote at such meeting or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this
   Section 7.1(d) shall not be available to either party where the failure to obtain the ANI Stockholders' Approval shall have been caused by the failure on the part of such party to perform any covenant in this Agreement required to be performed by such party prior to the Effective Time;

      (e) by either Occam or ANI if after the Occam Shareholders' Meeting the Occam Shareholders' Approval shall not have been obtained by reason of the failure to obtain the required vote at such meeting or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to either party where the failure to obtain the Occam Shareholders' Approval

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

   shall have been caused by the failure on the part of such party to perform any covenant in this Agreement required to be performed by such party prior to the Effective Time;

      (f) by Occam if an ANI Triggering Event (as defined below) has occurred;

      (g) by ANI if an Occam Triggering Event (as defined below) has occurred;

      (h) by Occam if (i) any of ANI's representations and warranties contained in this Agreement shall be or become inaccurate, such that the condition set forth in Section 6.2(a) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of any date subsequent to the date of this Agreement, (A) all "Material Adverse Effect" qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (B) any update of or modification to the ANI Schedules made or purported to have been made after the date of this Agreement shall be disregarded), or (ii) if any of ANI's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.2(b) would not be satisfied; provided, however, that if an inaccuracy in any of ANI's representations and warranties or a breach of a covenant by ANI is cured by ANI within thirty
   (30) days following delivery by Occam to ANI of written notice of such breach (provided such inaccuracy or breach is curable in such time period and prior to the expiration date specified in Section 7.1(b)), then Occam may not terminate this Agreement under this Section 7.1(h) on account of such inaccuracy or breach; and

      (i) by ANI if (i) any or become inaccurate, such that the condition set forth in Section 6.3(a) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of any date subsequent to the date of this Agreement, (A) all "Material Adverse Effect" qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Occam Schedules made or purported to have been made after the date of this Agreement shall be disregarded), or (ii) if any of Occam's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.3(b) would not be satisfied; provided, however, that if an inaccuracy in any of Occam's representations and warranties or a breach of a covenant by Occam is cured within thirty
   (30) days following delivery by ANI to Occam of written notice of such breach (provided such inaccuracy or breach is curable within such time period and prior to the expiration date specified in Section 7.1(b)), then ANI may not terminate this Agreement under this Section 7.1(i) on account of such inaccuracy or breach.

   For the purposes of this Agreement, an "ANI Triggering Event," shall be deemed to have occurred if (i) ANI's Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified, in a manner adverse to Occam, its recommendation in favor of the approval of the Merger and the issuance of ANI Common Stock in the Merger, (ii) ANI shall have failed to include in the Prospectus/Proxy Statement the recommendation of its Board of Directors in favor the approval of the Merger and the issuance of ANI Common Stock in the Merger, (iii) an ANI Acquisition Proposal is publicly announced and ANI fails to issue a press release announcing its opposition to such ANI Acquisition Proposal within ten (10) business days after such announcement, (iv) ANI's Board of Directors or any committee thereof shall have approved or recommended any ANI Acquisition Proposal or (v) a tender or exchange offer relating to ANI's securities shall have been commenced by a Person unaffiliated with the other party hereto and ANI shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of ANI recommends rejection of such tender or exchange offer.

   For the purposes of this Agreement, an "Occam Triggering Event," shall be deemed to have occurred if (i) Occam's Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified, in a manner adverse to ANI, its recommendation in favor of, the adoption and approval of this Agreement or the approval of the Merger, (ii) Occam shall have failed to include in the Prospectus/Proxy Statement the recommendation of its Board of Directors in favor of the adoption and approval of this Agreement and the approval of the Merger, (iii) an Occam Acquisition Proposal is publicly announced or delivered to

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

Occam and Occam fails to notify its shareholders of its opposition to such Occam Acquisition Proposal within ten (10) business days after such announcement or delivery or (iv) Occam's Board of Directors or any committee thereof shall have approved or recommended any Occam Acquisition Proposal.

   7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in
Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.5(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful or intentional breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

   7.3 Fees and Expenses.

      (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated, provided, however, ANI and Occam shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with (A) the filing, printing and mailing of the Registration Statement and the Prospectus/Proxy Statement and any amendments or supplements thereto and (B) the filing by the parties hereto of any notice or other document under any applicable antitrust law or regulation.

      (b) Payment by ANI.

          (i) In the event this Agreement is terminated by Occam or ANI pursuant to Section 7.1(d) and there shall not then exist any grounds for either party to terminate this Agreement pursuant to Section 7.1(e), ANI shall, contemporaneously with any termination of this Agreement by ANI and within two (2) business days after any termination of this Agreement by Occam, pay to Occam the ANI Base Termination Fee (as defined below) and to the extent ANI enters into a definitive agreement for or consummates an ANI Acquisition within twelve (12) months after such termination date, ANI shall pay to Occam the ANI Supplemental Termination Fee (as defined below) within two (2) business days after the consummation of such ANI Acquisition.

          (ii) In the event this Agreement is terminated by Occam pursuant to
       Section 7.1(f), (A) ANI shall, within two (2) business days after termination of this Agreement by Occam, pay to Occam the ANI Base Termination Fee and to the extent ANI enters into a definitive agreement for or consummates an ANI Acquisition within twelve (12) months after such termination date, ANI shall pay to Occam the ANI Supplemental Termination Fee within two (2) business days after the consummation of such ANI Acquisition.

          (iii) For purposes of this Agreement, "ANI Base Termination Fee" shall mean an amount equal to (A) $750,000 plus (B) all reasonable out-of-pocket costs and expenses (including attorneys' fees) incurred by Occam in connection with the negotiations of this Agreement and the transactions contemplated by this Agreement, provided that such costs and expenses will not exceed $750,000. For purposes of this Agreement, "ANI Supplemental Termination Fee" shall mean the lesser of (A) $1,750,000 and (B) twenty five percent (25%) of the amount (if any) by which the ANI Third Party Acquisition Value (as defined below) exceeds that amount equal to the product of (i) the outstanding number of shares of ANI Common Stock as of the date hereof multiplied by (ii) the ANI Stock Price as of the date hereof multiplied by (iii) 1.592968. For purposes of this Agreement, "ANI Third Party Acquisition Value" shall mean (A) in the case of an ANI Acquisition whereby the acquirer pays in cash, the aggregate cash purchase price for such ANI Acquisition, (B) in the case of an ANI Acquisition whereby the acquirer pays in acquirer's stock or other consideration, the aggregate market value of such consideration as of the date the ANI Acquisition's definitive agreement or the ANI

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

       Acquisition's consummation is publicly announced, whichever is earlier, and (C) in the case of an ANI Acquisition whereby the acquirer pays in acquirer's stock or other consideration and cash, a combination of the foregoing.

      (c) Payment by Occam.

          (i) In the event this Agreement is terminated by Occam or ANI pursuant to Section 7.1(e) and there shall not then exist any grounds for either party to terminate this Agreement pursuant to Section 7.1(d), Occam shall, contemporaneously with any termination of this Agreement by Occam and within two (2) business days after any termination of this Agreement by ANI, pay to ANI the Occam Base Termination Fee (as defined below) and to the extent Occam enters into a definitive agreement for or consummates an Occam Acquisition within twelve (12) months after such termination date, Occam shall pay to ANI the Occam Supplemental Termination Fee (as defined below) within two (2) business days after the consummation of such Occam Acquisition.

          (ii) In the event this Agreement is terminated by ANI pursuant to
       Section 7.1(g), (A) Occam shall, within two (2) business days after termination of this Agreement by ANI, pay to ANI the Occam Base Termination Fee and to the extent Occam enters into a definitive agreement for or consummates an Occam Acquisition within twelve (12) months after such termination date, Occam shall pay to ANI the Occam Supplemental Termination Fee within two (2) business days after the consummation of such Occam Acquisition.

          (iii) For purposes of this Agreement, "Occam Base Termination Fee" shall mean an amount equal to (A) $750,000 plus (B) all reasonable out-of-pocket costs and expenses (including attorneys' fees) incurred by ANI in connection with the negotiations of this Agreement and the transactions contemplated by this Agreement, provided that such costs and expenses will not exceed $750,000. For purposes of this Agreement, "Occam Supplemental Termination Fee" shall mean the lesser of (A) $1,750,000 and (B) twenty five percent (25%) of the amount the Occam Third Party Acquisition Value (as defined below) exceeds that amount equal to the product of (i) the outstanding number of shares of ANI Common Stock as of the date hereof multiplied by (ii) the ANI Stock Price as of the date hereof multiplied by (iii) 3.385058. For purposes of this Agreement, "Occam Third Party Acquisition Value" shall mean (A) in the case of an Occam Acquisition whereby the acquirer pays in cash, the aggregate cash purchase price for such Occam Acquisition, (B) in the case of an Occam Acquisition whereby the acquirer pays in acquirer's stock or other consideration, the aggregate market value of such consideration as of the date the Occam Acquisition's definitive agreement or the Occam Acquisition's consummation is publicly announced, whichever is earlier, and (C) in the case of an Occam Acquisition whereby the acquirer pays in acquirer's stock or other consideration and cash, a combination of the foregoing.

   7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of ANI and Occam, provided, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further stockholder approval. This Agreement may be not amended except by execution of an instrument in writing signed on behalf of each of ANI and Occam.

   7.5 Extension; Waiver. At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

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

                                 ARTICLE VIII

                              GENERAL PROVISIONS

   8.1 Non-Survival of Representations and Warranties. The representations and warranties of Occam and ANI contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, provided, however, that Section 5.11 shall survive after the Effective Time.

   8.2 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, or (b) two business days after sent by registered mail or by courier or express delivery service or by facsimile, provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

      (a) if to Occam, to:

          Occam Networks Inc.
          77 Robin Hill Road
          Santa Barbara, California 93117
          Attention: Kumar Shah, President
          Facsimile: (805) 692-5309

          with a copy to:

          Wilson Sonsini Goodrich & Rosati
          Professional Corporation
          650 Page Mill Road
          Palo Alto, California 94304-1050
          Attention: John B. Goodrich
          Facsimile: (650) 493-6811

      (b) if to ANI, to:

          Accelerated Networks, Inc.
          301 Science Drive
          Moorpark, California 93021
          Attention: H. Michael Hogan, III, Chief Financial Officer
          Facsimile: (805) 553-9697

          with a copy to:

          Cooley Godward LLP
          Five Palo Alto Square
          3000 El Camino Real
          Palo Alto, California 94306
          Attention: David Lipkin
          Facsimile: (650) 849-7400

   8.3 Interpretation.

      (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words "include," "includes" and "including," when used herein, shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of

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

   this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all such entity and its Subsidiaries, taken as a whole. An exception or disclosure made in Occam Schedules with regard to a representation of Occam, or in the ANI Schedules with regard to a representation of ANI, shall be deemed made with respect to any other representation by such party to which such exception or disclosure is readily apparent.

      (b) For purposes of this Agreement, the term "Material Adverse Effect," when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an "Effect"), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or is reasonably likely to (i) be materially adverse to the business, assets (including intangible assets), capitalization, liabilities, financial condition or results of operations of such entity taken as a whole with its Subsidiaries or (ii) materially impede the ability or authority of such entity to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements; provided, however, that, for purposes of clause (i) above, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: (A) any Effect resulting from compliance with the terms and conditions of this Agreement, (B) any change in such entity's stock price or trading volume, in and of itself, (C) any Effect that results from changes affecting any of the industries in which such entity operates generally or the United States economy generally (which changes in each case do not disproportionately affect such entity in any material respect), (D) any Effect that results from changes affecting general worldwide economic or capital market conditions (which changes in each case do not disproportionately affect such entity in any material respect), (E) the failure of a party to meet published or internal earnings, revenue estimates or projections or (F) any adverse effect that results from the announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement.

      (c) For purposes of this Agreement, the term "Person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

   8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

   8.5 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Occam Schedules and the ANI Schedules, (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and the "standstill" provisions in paragraph (3) of that certain letter agreement dated October 22, 2001, between Occam and ANI (relating to the exclusivity of negotiations) (the "Exclusivity Letter") shall continue in full force and effect and shall survive any termination of this Agreement, and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, other than the provisions of Section 5.11 with respect to the ANI Indemnified Parties.

   8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

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

   8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

   8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

   8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

   8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Section
8.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

   8.11 Waiver of Jury Trial. EACH OF ANI AND OCCAM HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANI OR OCCAM IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                   * * * * *

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

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                          ACCELERATED NETWORKS, INC.

                                          By: /s/ G.J. Sbona
                                           ------------------------------------
                                          Name: G.J. Sbona
                                              ---------------------------------
                                          Title:  Chairman & CEO
                                             ----------------------------------

                                          ODIN ACQUISITION CORP.

                                          By: /s/ G.J. Sbona
                                           ------------------------------------
                                          Name: G.J. Sbona
                                              ---------------------------------
                                          Title:  Chairman & CEO
                                             ----------------------------------

                                          OCCAM NETWORKS INC.

                                          By: /s/ Kumar Shah
                                           ------------------------------------
                                          Name: Kumar Shah
                                              ---------------------------------
                                          Title:  President & CEO
                                             ----------------------------------

                     [SIGNATURE PAGE TO MERGER AGREEMENT]

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